Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
DIGIRAD CORPORATION,
PROJECT RENDEZVOUS HOLDING CORPORATION,
THE STOCKHOLDERS NAMED HEREIN,
AND
PLATINUM EQUITY ADVISORS, LLC,
AS THE STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF OCTOBER 13, 2015

ARTICLE I	PURCHASE AND SALE OF SHARES................................................1

1.1	Purchase and Sale of Shares........................................................................2

1.2	Closing.........................................................................................................2

ARTICLE II	PURCHASE PRICE..............................................................................2

2.1	Payments by Buyer at Closing.....................................................................2

2.2	Closing Net Working Capital and Closing Cash Adjustments.....................3

2.3	Withholding; Deductions.............................................................................6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS................................................................................6

3.1	Authority......................................................................................................6

3.2	No Conflict...................................................................................................7

3.3	Title to Shares..............................................................................................7

3.4	No Legal Action...........................................................................................7

3.5	No Other Representations............................................................................7

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY....8

4.1	Organization and Qualification of the Company.........................................8

4.2	Organization and Qualification of Subsidiaries...........................................9

4.3	Capitalization...............................................................................................9

4.4	Authority....................................................................................................10

4.5	No Conflict.................................................................................................10

4.6	Consents.....................................................................................................11

4.7	Financial Statements..................................................................................11

4.8	No Undisclosed Liabilities.........................................................................12

4.9	Absence of Certain Changes......................................................................12

4.10	Assets and Properties.................................................................................12

4.11	Owned and Leased Real Property..............................................................13

4.12	Intellectual Property...................................................................................17

4.13	Contracts....................................................................................................18

4.14	Litigation....................................................................................................21

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4.15	Compliance with Laws..............................................................................21

4.16	Permits.......................................................................................................23

4.17	Insurance....................................................................................................24

4.18	Environmental Matters...............................................................................24

4.19	Employment Matters..................................................................................27

4.20	Employee Benefit Plans.............................................................................27

4.21	Tax Matters................................................................................................31

4.22	Interested Party Transactions.....................................................................34

4.23	Absence of Certain Practices.....................................................................34

4.24	Officers, Managers and Directors; Bank Accounts....................................35

4.25	Brokers’ and Finders’ Fees.........................................................................35

4.26	Customers and Suppliers............................................................................35

4.27	Accounts Receivable..................................................................................35

4.28	Inventories and Equipment........................................................................36

4.29	No Other Representations..........................................................................36

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER................37

5.1	Organization of Buyer................................................................................37

5.2	Authority....................................................................................................37

5.3	No Conflict.................................................................................................37

5.4	Consents.....................................................................................................38

5.5	No Legal Actions.......................................................................................38

5.6	Financing....................................................................................................38

5.7	Investigation by Buyer...............................................................................39

5.8	Solvency.....................................................................................................39

5.9	Brokers’ and Finders’ Fees.........................................................................39

5.10	R&W Insurance Policy...............................................................................40

5.11	No Other Representations..........................................................................40

ARTICLE VI	COVENANTS.....................................................................................40

6.1	Conduct of Business..................................................................................40

6.2	Access to Information; Confidentiality......................................................43

6.3	Satisfaction of Closing Conditions............................................................44

6.4	Indemnification of Officers and Directors.................................................45

6.5	Financing....................................................................................................47

6.6	Preservation of Records.............................................................................49

6.7	Bonus Payments.........................................................................................49

6.8	Approval of 280G Payments......................................................................49

6.9	Estoppel Certificates..................................................................................50

ARTICLE VII	CONDITIONS PRECEDENT TO THE CLOSING............................50

7.1	Conditions to Each Party’s Obligations.....................................................50

7.2	Conditions to the Obligation of Buyer.......................................................50

7.3	Conditions to the Obligation of the Company and the Stockholders.........53

ARTICLE VIII	TERMINATION..................................................................................54

8.1	Termination................................................................................................54

8.2	Effect of Termination.................................................................................56

ARTICLE IX	INDEMNIFICATION..........................................................................56

9.1	Survival of Representations and Warranties..............................................56

9.2	Indemnification..........................................................................................57

9.3	Limitations on Liability; Claims Procedure...............................................58

9.4	Purchase Price Adjustment........................................................................61

ARTICLE X	TAX MATTERS..................................................................................61

10.1	Taxes and Tax Refunds for Pre-Closing Tax Periods.................................62

10.2	Allocation of Straddle Period Taxes..........................................................64

10.3	Tax Returns................................................................................................64

10.4	Tax Contests...............................................................................................66

10.5	Assistance and Cooperation.......................................................................67

10.6	Transfer Taxes............................................................................................68

10.7	Treatment of Payments..............................................................................68

ARTICLE XI	DEFINITIONS; CONSTRUCTION....................................................68

11.1	Definitions..................................................................................................68

11.2	Construction...............................................................................................82

ARTICLE XII	GENERAL PROVISIONS..................................................................83

12.1	Stockholders’ Representative.....................................................................83

12.2	Further Assurances.....................................................................................85

ARTICLE XIII	GENERAL PROVISIONS..................................................................85

13.1	Expenses....................................................................................................86

13.2	Public Announcements...............................................................................86

13.3	Notices.......................................................................................................86

13.4	Entire Agreement.......................................................................................88

13.5	Severability................................................................................................88

13.6	Specific Performance.................................................................................89

13.7	Successors and Assigns; Assignment; Parties in Interest...........................89

13.8	Amendment; Waiver..................................................................................89

13.9	Governing Law; Venue..............................................................................90

13.10	Waiver of Jury Trial...................................................................................91

13.11	Other Remedies..........................................................................................91

13.12	Counterparts; Electronic Delivery..............................................................91

13.13	Waiver of Privilege....................................................................................92

13.14	Conflict Waiver..........................................................................................92

13.15	Non-Recourse............................................................................................93

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of October 13, 2015 (this “Agreement”), is entered into by and among Digirad Corporation, a Delaware corporation (“Buyer”), Project Rendezvous Holding Corporation, a Delaware corporation (the “Company”), the stockholders of the Company, each of whom is listed on the signature pages hereto (each a “Stockholder” and, collectively, the “Stockholders”), and solely for purposes of acknowledging its duties and rights hereunder, Platinum Equity Advisors, LLC, a Delaware limited liability company, as “Stockholders’ Representative”. Unless the context otherwise makes clear, capitalized terms used in this Agreement are defined in ARTICLE XI.
RECITALS
A.    The Stockholders own all of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Shares”).
B.    Buyer desires to purchase from each Stockholder, and each Stockholder desires to sell to Buyer, all of such Stockholder’s right, title and interest in and to the Shares, pursuant to the terms and conditions hereof (the “Acquisition”).
C.    The Company, the Stockholders and Buyer desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition as provided herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
1.1    Purchase and Sale of Shares. At the Closing, and pursuant to the terms and subject to the conditions set forth herein, each Stockholder shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Stockholder, all right, title and interest in and to the Shares owned by such Stockholder, free and clear of all Liens. The aggregate purchase price for the Shares shall be an amount equal to the Net Initial Purchase Price, subject to adjustment as provided herein.
1.2    Closing. The closing (the “Closing”) of the Acquisition shall take place via the electronic exchange of documents and signatures as promptly as practicable, but no later than two (2) Business Days, following the satisfaction or waiver of the conditions set forth in ARTICLE VII

(other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and waiver of such conditions) or on such other date as Buyer and Stockholders’ Representative may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
ARTICLE II
PURCHASE PRICE
2.1    Payments by Buyer at Closing. On the Closing Date, Buyer shall make the following payments by wire transfer of immediately available funds:
(a)    the Net Initial Purchase Price, to be allocated among the Stockholders in the amounts set forth on a written notice to be delivered to Buyer by the Stockholder’s Representative not less than one (1) Business Day prior to the Closing Date, which shall include appropriate wire instructions, which specific amounts shall be based upon each such Stockholder’s Equity Ownership Percentage and shall aggregate the Net Initial Purchase Price;
(b)    on the Company’s behalf, the amount necessary to repay in full all Debt required to be paid at Closing as set forth in Payoff Letters to be delivered by the Company to Buyer prior to the Closing Date, such payments to be remitted to the accounts and in the amounts specified in such Payoff Letters;
(c)    to the Company, for disbursement by the Company through its payroll process no later than the first full payroll cycle following the Closing to the applicable recipients designated prior to the Closing by Stockholders’ Representative, the Phantom Plan Amount, as designated by Stockholders’ Representative (the “Bonus Designation”), which designation shall include the name of each recipient, the employer portion of payroll and employment taxes and any excise tax resulting from excess parachute payments under Section 280G of the Code, due with respect to the Phantom Plan Amount to be paid to such recipient; and
(d)    on the Company’s behalf, the amount necessary to pay the Transaction Expenses (other than the Phantom Plan Amount) that remain unpaid as of the Closing, such payments to be remitted to the accounts and in the amounts specified by the Company not less than two (2) Business Days prior to the Closing Date.
2.2    Closing Net Working Capital and Closing Cash Adjustments.
(a)    No less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to Buyer the Company’s good faith estimate of (i) the Closing Net Working Capital as of the anticipated Closing Date (the “Estimated Closing Net Working Capital”) and (ii) the Closing Cash as of the anticipated Closing Date (the “Estimated Closing Cash”). The

Company’s estimates shall be prepared in accordance with GAAP in the manner applied in the preparation of the Company Financial Statements.
(b)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Stockholders’ Representative a statement setting forth Buyer’s determination of (i) the Closing Net Working Capital and (ii) the Closing Cash (the “Closing Statement”) showing in reasonable detail any and all changes reflected therein from the amounts reflected in the statement of Estimated Closing Net Working Capital and the statement of Estimated Closing Cash delivered pursuant to Section 2.2(a). The Closing Statement shall be based upon the books and records of the Company and shall be prepared in accordance with GAAP in the manner applied in the preparation of the Company Financial Statements.
(c)    The Closing Statement shall be final and binding on the Parties unless Stockholders’ Representative delivers to Buyer a written notice of disagreement with the Closing Statement within sixty (60) days following the receipt thereof. Such written notice shall describe the nature of any such disagreement in reasonable detail, identifying the specific items as to which Stockholders’ Representative disagrees and shall be accompanied by reasonable supporting documentation. During such sixty (60) day period, Buyer shall cause the Company and its Subsidiaries to provide Stockholders’ Representative and its advisors with reasonable on-site access and access via telephone and e-mail communications and transmissions during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of the Company and its Subsidiaries to the extent necessary to review the matters and information used to prepare and to support the Closing Statement, all in a manner not unreasonably interfering with the business of the Company and its Subsidiaries. If Stockholders’ Representative delivers a notice of disagreement in a timely manner, then Stockholders’ Representative and Buyer shall attempt to resolve all such matters identified in such notice. If Stockholders’ Representative and Buyer are unable to resolve all such disagreements within thirty (30) days after the receipt by Buyer of the notice of disagreement (or such longer period as may be agreed by Buyer and Stockholders’ Representative), then the remaining disputed matters shall be promptly submitted to the Accounting Arbitrator for binding resolution. The Accounting Arbitrator will consider only those items and amounts set forth in the Closing Statement as to which Buyer and Stockholders’ Representative have disagreed, shall resolve such disagreements in accordance with the terms and provisions of this Agreement and shall not resolve any particular amount in dispute to be an amount less than the lowest amount claimed by one of the parties or an amount higher than the highest amount claimed by one of the parties. The Accounting Arbitrator shall issue a written report containing a final Closing Statement setting forth its determination of the Closing Net Working Capital and the Closing Cash, which determination shall be final and binding upon Buyer and the Stockholders. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items shall be paid by Stockholders’ Representative and by Buyer based on the relative success of their positions as compared to the final determination of the Accounting Arbitrator. (By way of example, if Buyer has taken the position that the Closing Net Working Capital was $1,000,000 less than the Estimated Closing Net Working Capital and Stockholders’ Representative has taken the position that the Closing Net Working Capital was $500,000 greater than the Estimated Closing Net Working Capital (and the Parties had otherwise agreed on the Closing Cash) and the Accounting Arbitrator finally determines that the Closing Net Working Capital was equal to the Estimated Closing Net Working Capital, then Buyer shall pay two thirds of the fees and expenses of the Accounting Arbitrator and Stockholders’ Representative shall pay one third of the fees and expenses of the Accounting Arbitrator.) Buyer and Stockholders’ Representative shall, and Buyer shall cause the Company to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Statement as promptly as reasonably practicable.
(d)    If the amount equal to the Closing Net Working Capital plus the Closing Cash, as finally determined in accordance with Section 2.2(c), is less than the amount equal to the Estimated Closing Net Working Capital plus the Estimated Closing Cash, then the amount of such difference shall be paid by Stockholders’ Representative by wire transfer within five (5) Business Days after the final determination of the Closing Net Working Capital and the Closing Cash to Buyer. If the amount equal to Closing Net Working Capital plus Closing Cash, as finally determined in accordance with Section 2.2(c), is greater than the amount equal to the Estimated Closing Net Working Capital plus the Estimated Closing Cash, then the amount of such difference shall be paid by Buyer or the Company by wire transfer within five (5) Business Days after the final determination of the Closing Net Working Capital and the Closing Cash to the Stockholders in the amounts set forth on a written notice delivered by the Stockholder’s Representative, which shall also include appropriate wire instructions. All amounts paid pursuant to this Section 2.2(d) shall be calculated as an adjustment to the Net Initial Purchase Price.
(e)    Notwithstanding the foregoing, if the payment calculated to be paid pursuant to Section 2.2(d) (a “Post-Closing Adjustment”) is an amount less than Fifty Thousand Dollars ($50,000), then there shall be no payment of such amount. However, if the Post-Closing Adjustment is an amount greater than Fifty Thousand Dollars ($50,000), the Net Initial Purchase Price shall be either increased (if the amount is to be paid to Stockholders’ Representative) or reduced (if the Post-Closing Adjustment is to be paid to Buyer) by the full amount of such Post-Closing Adjustment from the first dollar.
2.3    Withholding; Deductions. Each of Buyer and the Company, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid prior to the Closing to the Person in respect of which such deduction and withholding was made. The Company shall claim all properly-allowable Income Tax deductions with respect to the payment of any Transaction Expenses and the payment of any Debt, in each case at or within 75 days following the Closing, on the final Tax Returns for the Tax period ending on the Closing Date, and Buyer shall not take any action, or permit the Company to take any action inconsistent therewith.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Subject to such exceptions as are disclosed in the disclosure letter dated the date of this Agreement and delivered herewith to Buyer (the “Disclosure Letter”) referencing the appropriate Section or subsection of this ARTICLE III (or as may be otherwise reasonably apparent as responsive to any other Section of this ARTICLE III), the Stockholders hereby represent and warrant to Buyer as follows:
3.1    Authority. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper action on the part of such Stockholder. This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
3.2    No Conflict. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) result in the creation or imposition of any Lien upon the Shares, (ii) conflict with the Constitutional Documents of such Stockholder, as amended to date, or (iii) result in a breach or violation of, the terms, conditions or provisions of, or constitute a material default or event of default, or create a right of acceleration, termination or cancellation or a loss of any material rights under any material Contract of such Stockholder or any Law, Permit or Judgment to which such Stockholder or the Shares held by such Stockholder are subject.
3.3    Title to Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder’s name on Section 4.3 of the Disclosure Letter, free and clear of all Liens and restrictions on transfer. Other than with respect to securities law restrictions, no legends or other reference to any purported Lien appears upon any Certificate representing the Shares held by such Stockholder. There are no contracts or agreements relating to sale or transfer of the Shares other than this Agreement. At the Closing, assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, such Stockholder shall transfer to Buyer good and marketable title to the Shares set forth opposite such Stockholder’s name on Section 4.3 of the Disclosure Letter.
3.4    No Legal Action. There is no Legal Action pending, or to the knowledge of such Stockholder threatened, against or affecting such Stockholder or any of its properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.
3.5    No Other Representations. Except for the representations and warranties made in this ARTICLE III and ARTICLE IV or in the Transaction Documents, neither the Company, any Stockholder nor any other Person (including any Subsidiary of the Company or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of the Company, any Subsidiary of the Company or any Stockholder) makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to Buyer or any other Person. Except in the case of intentional fraud or willful misconduct, neither the Company, any of its Subsidiaries nor Stockholder, nor any of their respective stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to Buyer or any other Person resulting from the use by Buyer or its representatives or advisors of any financial information, financial projections, forecasts, budgets or any other document or information furnished to Buyer or any other Person (including information in the “data site” maintained by the Company or provided in any formal or informal management presentation); provided, however, that the foregoing does not limit Buyer’s rights to recovery set forth in ARTICLE IX based on any breach of any of the representations and warranties expressly made in this ARTICLE III and in ARTICLE IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are disclosed in the Disclosure Letter referencing the appropriate Section or subsection of this ARTICLE IV (or as may be otherwise readily apparent as responsive to any other Section of this ARTICLE IV), the Company hereby represents and warrants to Buyer as follows:
4.1    Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of its Constitutional Documents (each as amended to date) and minute books of the Company. The Company is not in violation of its Constitutional Documents in any material respect.
4.2    Organization and Qualification of Subsidiaries. Section 4.2 of the Disclosure Letter sets forth a complete list indicating, as of the date of this Agreement, each direct and indirect Subsidiary of the Company, and with respect to each such Subsidiary of the Company: the type of entity of such Subsidiary, and the jurisdictions of organization and foreign qualification of such Subsidiary. Except for the Subsidiaries listed on Section 4.2 of the Disclosure Letter, the Company does not have any direct or indirect equity investment or other investment in any Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer a true, correct and complete copy of each of its Subsidiaries’ Constitutional Documents, each as amended to date, and minute books. None of the Company’s Subsidiaries is in violation of its Constitutional Documents in any material respect.
4.3    Capitalization. Section 4.3 of the Disclosure Letter lists a true, correct and complete list of (i) the authorized Equity Securities of the Company, (ii) the number and kind of Equity Securities of the Company that are issued and outstanding as of the date of this Agreement, (iii) the names of each of the holders of such Equity Securities and the respective number and kind of Equity Securities of the Company held by such holder and (iv) the equity holders of each of the Company’s Subsidiaries and the number of each such Subsidiary’s Equity Securities held by each such equity holder. All of the outstanding Equity Securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights or in violation of any applicable Federal or state securities Laws. Except as set forth in Section 4.3 of the Disclosure Letter and except for rights granted to Buyer under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting, dividend, ownership or transfer rights of any Equity Securities of the Company or any of its Subsidiaries. Immediately prior to the Closing, the Company will not have any outstanding Equity Securities other than the Shares. The Equity Securities of the Company and its Subsidiaries are not subject to any Liens or restrictions on transfer and no legends or other reference to any purported Lien appears upon any Certificates representing the Shares, in each case except for securities law restrictions. All of the outstanding Equity Securities of the Company and its Subsidiaries have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Company and the Subsidiaries and their respective Equity Securities.
4.4    Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper corporate action on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
4.5    No Conflict. Subject to the receipt of the consents listed in Section 4.6(a) and Section 4.6(b) of the Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with the Constitutional Documents of the Company or any of its Subsidiaries, each as amended to date, or (iii) result in a material breach or material violation of the terms, conditions or provisions of, or constitute a material default or event of default, or create a right of acceleration, termination or cancellation or a loss of any material rights under any Company Material Contract or any Law, Permit or Judgment to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject.
4.6    Consents.
(a)    Section 4.6(a) of the Disclosure Letter lists each material consent, waiver, approval or authorization of, and each material registration, declaration and filing with, and each material notice to, any Governmental Entity that is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any filings that are required under any applicable federal or state securities laws.
(b)    Section 4.6(b) of the Disclosure Letter lists each material consent, waiver, approval or authorization of, and each material notice to, any counterparty to a Company Material Contract, a Contract required to be listed on Section 4.11(a) of the Disclosure Letter, or a Contract required to be listed on Section 4.12(e) of the Disclosure Letter, that is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to prevent a breach of such Contract or prevent the counterparty from having the right to terminate such Contract.
4.7    Financial Statements. Section 4.7 of the Disclosure Letter sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of DMS Health Technologies, Inc. and its Subsidiaries as of December 31, 2013 and December 31, 2014 and the audited consolidated statements of income and cash flows of DMS Health Technologies, Inc. and its Subsidiaries for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the DMS Health Technologies, Inc. and its Subsidiaries as of June 30, 2015 (the “2015 Company Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of DMS Health Technologies, Inc. and its Subsidiaries for the six-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the absence of footnotes in the case of the unaudited interim Company Financial Statements. The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. Neither the Company nor Project Rendezvous Acquisition Corporation conducted any business or operations during the periods covered by the Company Financial Statements and, as of June 30, 2015, neither such entity had any assets other than cash, Income Tax receivables and the equity interests in their respective subsidiaries, and neither such entity had any liabilities (including, without limitation, contingent liabilities).
4.8    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a kind required to be disclosed on a balance sheet under GAAP other than liabilities (i) reflected or reserved against on the Company Financial Statements or the notes thereto, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby.
4.9    Absence of Certain Changes. Since June 30, 2015 (the “Balance Sheet Date”), (i) there have not been any events, occurrences, changes, developments or circumstances which would have, or reasonably be anticipated to have, a Company Material Adverse Effect, and (ii) the Company

and its Subsidiaries have not taken any action of the type referred to in Section 6.1, except in the ordinary course of business consistent with past practices.
4.10    Assets and Properties. The Company and its Subsidiaries have good and valid (and, in the case of Owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all of their respective real property and tangible personal assets and properties (including all such assets and properties reflected on the 2015 Company Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of any Liens, other than Permitted Liens. The assets owned or leased by the Company (including all imaging equipment) are sufficient for the operation of the business of the Company and its Subsidiaries on the date hereof and have been maintained in the ordinary course of business consistent with past practice.
4.11    Owned and Leased Real Property.
(a)    Section 4.11(a) of the Disclosure Letter contains (i) a correct and complete list (including address, record owner, legal description, duration of ownership and description of uses) of all interests in real property owned by the Company or any of its Subsidiaries (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are collectively referred to herein as the “Owned Real Property”) and (ii) a correct and complete description of all leases, licenses, permits, subleases and occupancy agreements or arrangements, together with any amendments thereto (each a “Real Property Lease” and collectively, the “Real Property Leases”), with respect to real property which the Company or any of its Subsidiaries are a party to, bound by or enjoy the benefits of (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including the address and a description of uses by the Company and its Subsidiaries of the Leased Real Property.
(b)    There are no leases, subleases, licenses, occupancy agreements, options to purchase, rights of first refusal, rights of first offer, conditional sales or similar rights with respect to any of the Real Property (other than the Real Property Leases), and there are no parties in possession of the Real Property other than the Company or its Subsidiaries.
(c)    The Company and its Subsidiaries own good, valid and marketable title to each parcel of the Owned Real Property in which it has an interest, in each case free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice that it has violated, any Law applicable to the ownership or operation of the Owned Real Property or any covenant, condition, easement or restriction of record affecting any of the Owned Real Property.

(d)    The Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries. All of the Real Property has access to public roads and to all utilities necessary for the operation of the business of the Company and its Subsidiaries as now conducted. Neither the Company nor any of its Subsidiaries have received any notice of any discontinuation of presently available or otherwise necessary access, sewer, water, electric, gas, telephone or other utilities or services for the Real Property and, to the Company’s Knowledge, there do not exist any adverse claims to such access, sewer, water, electric, gas, telephone or other utilities or services that would materially adversely affect the use currently being made of such access, sewer, water, electric, gas, telephone or other utilities or services. All public utilities required for the operation of the Real Property and necessary for the conduct of the business of the Company and its Subsidiaries are installed and operating, and all installation and connection charges, to the Company’s Knowledge are paid in full.
(e)    There is no pending or, to the Company’s Knowledge, threatened Legal Action regarding condemnation or other eminent domain matter affecting any of the Owned Real Property or any sale or other disposition of any of the Owned Real Property in lieu of condemnation.
(f)    Each parcel of the Owned Real Property is assessed separately from all other adjacent property for purposes of real estate taxes. No action seeking a reduction in real estate taxes imposed upon the Owned Real Property or the assessed valuation thereof (or any portion thereof) (1) has been settled since the Acquisition Date or (2) is currently pending.
(g)    True, correct and complete copies of all material plans and specifications relating to the Real Property in the possession or control of the Seller have been made available to Buyer.
(h)    Neither the Company nor any of its Subsidiaries has any oral or written agreement with any real estate broker, agent or finder with respect to the Real Property.
(i)    No Person (other than the Company or any of its Subsidiaries) has any interest in, or rights to, the mineral, oil, gas, and other natural resources arising from the Real Property.
(j)    All of the Owned Real Property (i) has been maintained in accordance with historical practices with, to the Company’s Knowledge, no material items of deferred maintenance or capital expenditures, and (ii) is adequate and, to the Company’s Knowledge, suitable for the purposes for which it is presently being used. To the Company’s Knowledge, there are no material structural defects with respect to the buildings, structures and other improvements situated on any Owned Real Property. None of the improvements located on the Real Property or uses being made of the Real Property requires any special dispensation, variance or special permit under any Law that has not been properly obtained.
(k)    The Company has made available to Buyer true, correct and complete copies of all deeds, title exception documents (for example, easements and restrictive covenants), title reports and title polices (collectively, “Existing Title Documents”) for any of the Real Property in the possession or control of the Company or any of its Subsidiaries. The Company also has made available to Buyer true, correct and complete copies of all surveys for any of the Real Property in the possession or control of the Company or any of its Subsidiaries (“Existing Surveys”). Since the Acquisition Date, no claim has been made under any of the Existing Title Documents or Existing Surveys. The Company has made available to Buyer true, correct and complete copies of any Judgment entered, issued, made or rendered by, or any Contract with, any Governmental Entity in connection with or relating to any of the Owned Real Property.
(l)    To the Company’s Knowledge, (i) there are no plans of any Governmental Entity to change the highway or road system in the vicinity of any Real Property or to restrict or change access from any such highway or road to any Real Property that could adversely affect access to any roads providing a means of ingress to or egress from any Real Property, and (ii) there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Real Property.
(m)    The Company has made available to Buyer true, correct and complete copies of all material reports of inspection of the Real Property under all applicable federal, state and local health and safety Laws, and all correspondence relating thereto, that are in the Company’s possession. Neither the Company nor any of its Subsidiaries has received notice from any insurance carrier regarding defects or inadequacies in the Real Property, which, if not corrected, would result in termination of the insurance coverage or an increase in cost. There are no outstanding requirements or recommendations by any insurance company which has issued to the Company or any of its Subsidiaries a policy covering the Real Property requiring or recommending any repairs or work to be done on such Real Property.
(n)    The Company and each of its Subsidiaries possess all licenses, permits and authorizations required by any Governmental Entity for the ownership (if applicable), operation and use of the Real Property as it is currently being used. None of the Real Property nor the operation or maintenance thereof, materially violates any applicable building, zoning or other land-use laws or insurance requirements applicable thereto or, materially violates any restrictive covenant or other title exception.
(o)    True, complete and accurate copies of the Real Property Leases, or if any Real Property Leases are not in writing, true, complete and accurate descriptions thereof, have been made available to Buyer.

(p)    Each Real Property Lease is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect. There is no breach or default under any Real Property Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto. No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Real Property Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto. No amount due under any of the Real Property Leases remains unpaid. The Company or one of its Subsidiaries that is either the tenant or licensee named under a Real Property Lease has a good and valid leasehold interest in the Leased Real Property that is subject to the Real Property Lease and is in sole possession of the Leased Real Property purported to be leased or licensed thereunder. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease, subleased all or any part of the space demised thereby, or granted any right to the possession, use, occupancy or enjoyment of any Leased Real Property, to any third party. No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been made available to Buyer with the corresponding Real Property Lease. Subject to the receipt of the consents set forth in Section 4.6 of the Disclosure Letter, and other than as a result of circumstances unique to Buyer, no Real Property Lease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect or require consent or notice solely as a result of the consummation of any of the transactions contemplated by this Agreement, nor will the consummation of any such transactions constitute a breach or default under any such Real Property Lease or otherwise give the landlord a right to terminate such Real Property Lease. Neither the Company nor any of its Subsidiaries has received any written notice that it has violated, any Law applicable to the operation of the Leased Real Property or any covenant, condition, easement or restriction of record affecting any of the Leased Real Property. All brokerage commissions and other compensation and fees payable by the Company or Subsidiaries by reason of the Real Property Leases have been paid in full, and to the Company’s Knowledge, all brokerage commissions and other compensation and fees payable by any other Persons by reason of the Real Property Leases have been paid in full.
4.12    Intellectual Property.
(a)    Section 4.12(a) of the Disclosure Letter (i) sets forth a list of all Registered Intellectual Property included in the Company Intellectual Property, and (ii) specifies, where applicable, the jurisdictions in which each Registered Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b)    The Company and its Subsidiaries are the sole owners of all right, title and interest in and to the Company Intellectual Property owned by them, and all governmental fees as well as all registration, maintenance and renewal fees associated with the Registered Intellectual Property, and due as of the date hereof have been paid in full. With respect to all Intellectual Property that is material to the operations of the Company and its Subsidiaries’ respective businesses, which is not owned by the Company or its Subsidiaries, the Company and its Subsidiaries are validly licensed or otherwise possess valid and enforceable rights to use such Intellectual Property as currently used in the conduct of business operations of the Company and its Subsidiaries.
(c)    To the Company’s Knowledge, no service of the Company or any of its Subsidiaries and no utilization of the Company Intellectual Property by or on behalf the Company or any of its Subsidiaries infringes, violates or misappropriates the Intellectual Property of any third party in any material respect. No claim of such infringement, violation or misappropriation is pending or, to the Company’s Knowledge, has been threatened in writing.
(d)    The Registered Intellectual Property included in the Company Intellectual Property is valid and enforceable and is not and has not been the subject of any proceeding regarding opposition to registration, cancellation or similar claim, or any other challenges to the validly of such Registered Intellectual Property, and no such proceeding has been threatened.
(e)    Section 4.12(e) of the Disclosure Letter identifies all license agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, or authorizes any third party to use, any Company Intellectual Property (other than commercial off-the-shelf software licenses). None of the Company or its Subsidiaries, nor, to the Company’s Knowledge, any other party or parties thereto, is in violation or default in any material respect of any such license agreements.
(f)    The Company’s representations and warranties set forth in this Section 4.12 constitute the Company’s only representations and warranties regarding intellectual property matters.
4.13    Contracts.
(a)    Section 4.13 of the Disclosure Letter, lists each of the following Contracts (or group of related Contracts) to which the Company or any of its Subsidiaries are a party or by which any of their respective assets is bound as of the date of this Agreement:
(i)    any Contract relating to the employment of any Person (including employment agreements, severance arrangements, retention arrangements, change of control arrangements, transaction bonus or payment arrangements and any Contracts related to employee benefits or compensation or payments to any Employees that are not available on the same terms to Employees generally);

(ii)    any Contract containing a covenant not to compete or other covenant restricting the development, marketing, sale or distribution of the products or services of the Company or any of its Subsidiaries or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to do business;
(iii)    any Contract with any current or former officer, director or employee of the Company or any of its Subsidiaries or any Stockholder or any Affiliate of any Stockholder (other than employment Contracts covered by clause (i) above);
(iv)    any lease, license, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or any of its Subsidiaries (each a “Personal Property Lease”), in any such case in the foregoing clause (A) or in this clause (B) which has an aggregate future liability or receivable, as the case may be, in excess of $200,000;
(v)    any Contract requiring payments to or from the Company or any of its Subsidiaries in excess of $200,000 annually;
(vi)    any Contract relating to Debt incurred by the Company or any of its Subsidiaries;
(vii)    any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the ordinary course of business), in any such case which, individually or together with any similar advances, loans, extensions of credit, capital contributions or investments, is in excess of $200,000;
(viii)    any Contract for any joint venture, partnership or similar arrangement or other Contract involving the sharing of profits, losses, costs or liabilities with any Person;
(ix)    any Contract with any Material Customer or Material Supplier;
(x)    any Contract that grants a counterparty “most favored nation” or similar rights;
(xi)    any Contract that restricts the ability of the Company or any of its Subsidiaries to assert any legal proceedings against any Person;
(xii)    any Contract with a Governmental Entity; and

(xiii)    any Contract (other than a Contract of the type described in Sections 4.13(a)(i) – (a)(xii) above) reasonably expected to result in payments to or from the Company or any of its Subsidiaries in excess of $200,000 in any twelve (12) month period.
(b)    All Contracts required to be listed on Section 4.13 of the Disclosure Letter (the “Company Material Contracts”) are valid and binding on the Company and any of its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and are in full force and effect. Subject to the receipt of the consents set forth in Section 4.6 of the Disclosure Letter, and other than as a result of circumstances unique to Buyer, all the Company Material Contracts, except for those Contracts that by their terms will expire prior to Closing, will continue in full force and effect immediately after the Closing. The Company and its Subsidiaries have performed in all material respects all obligations required to be performed by them to date under the Company Material Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the Company’s Knowledge, no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) notice of the intention of any party to terminate, cancel or not renew (to the extent applicable) any Company Material Contract. The Company has provided Buyer with true, correct and complete copies of each Company Material Contract.
4.14    Litigation. There is no material Legal Action pending, or to the Company’s Knowledge threatened against, the Company or any of its Subsidiaries, or any of their respective properties or assets or any of their employees, officers, directors or managers in their capacity as such. None of the Company, any of its Subsidiaries or their respective properties is subject to any Judgment that materially impairs the Company’s or such Subsidiary’s ability to operate or that requires any future payments. Neither the Company nor any of its Subsidiaries are party to any Contract or subject to any Judgment that relates to any settlement of a Legal Action.
4.15    Compliance with Laws.
(a)    The Company and each of its Subsidiaries are and, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date) have been, in material compliance with all applicable Law. Neither the Company, nor any of its Subsidiaries, has received any written notice (or to the Company’s Knowledge, a verbal notice) since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date) (i) of any non-routine administrative, civil or criminal investigation, inquiry or audit (other than Tax audits) by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or Judgment.

(b)    Except as listed on Section 4.15(b) of the Disclosure Letter, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date), neither the Company nor any of its Subsidiaries: (i) has been convicted of, charged with or investigated for an offense related to any federal healthcare program, as defined in 42 U.S.C. § 1320a-7b(f) (a “Federal Healthcare Program”), or convicted of, charged with or investigated for a violation of a federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substance; (ii) has been excluded, suspended or disbarred from, or is otherwise ineligible to participate in, a Federal Healthcare Program; (iii) has committed any offense that would reasonably serve as the basis for any such exclusion, suspension, disbarment or ineligibility; or (iv) has contracted with any other Person that is excluded, suspended or disbarred from, or otherwise ineligible to participate in, a Federal Healthcare Program.
(c)    Except as listed on Section 4.15(c) of the Disclosure Letter or for any immaterial billing error that was corrected in a reasonable period of time after such error was discovered and for which neither the Company nor any of its Subsidiaries will incur any Loss after Closing, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date): (i) neither the Company nor any of its Subsidiaries has submitted any bill or claim for reimbursement to any governmental or private payor in violation in any material respect of any Health Care Law; and (2) neither the Company nor any of its Subsidiaries has claimed or received any reimbursement from any governmental or private payor in excess of the amounts permitted by the applicable benefit plan or any applicable Contract with any such payor.
(d)    Except as listed on Section 4.15(d) of the Disclosure Letter: (i) there is no Legal Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with respect to any Health Care Law; and (ii) since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date), no such Legal Action with respect to any Health Care Law has occurred.
(e)    Except as listed on Section 4.15(e) of the Disclosure Letter, since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date), neither the Company nor any or its Subsidiaries has violated any of the following in any material respect: (i) the Federal Ethics in Patient Referral Act, 42 U.S.C. § 1395nn, as amended, or any applicable state self referral law; (ii) the Federal Healthcare Programs’ Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any applicable state anti-kickback law; (iii) the Federal False Claims Act 31 U.S.C. § 3729, as amended, or any applicable state false claims law; (iv) the Health Insurance Portability and Accountability Act of 1996; or (v) the Health Information Technology for Economic and Client Health Act of 2010, 42 U.S.C. § 17921& 17931, et seq., or any state law regarding patient confidentiality.

(f)    Neither the Company nor any of its Subsidiaries has any unwritten arrangement with any third party referral source for the furnishing of services or supplies to or from the Company or any of its Subsidiaries that violates any Health Care Law in any material respect (including any unwritten arrangement without remuneration).
4.16    Permits.
(a)    The Company and each of its Subsidiaries possess all Permits (including, but not limited to, radioactive material Permits) required to own (or hold under lease) and operate their respective assets and to conduct their business as currently conducted, other than such Permits the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to result in Legal Action materially adverse to the Company or its Subsidiaries. All such Permits are in full force and effect, and the Company and its Subsidiaries have complied in all material respects with all terms and conditions thereof to the extent applicable. Neither the Company nor any of its Subsidiaries has received written (or, to the Company’s Knowledge, oral or threatened) notice of any Legal Action relating to the revocation, violation, forfeiture or modification of any such Permits during the twenty-four (24) months immediately preceding the date of this Agreement. Each of the Company and its Subsidiaries has at all times since the Acquisition Date (and to the Company’s Knowledge, three years prior to the Acquisition Date) been in compliance in all material respects with all Permits held by it. To the Company’s Knowledge, all Persons employed or engaged by the Company or any of its Subsidiaries which are required to hold Permits as a result of or in connection with their job functions with the Company or any of its Subsidiaries hold all such Permits, and the Company and its Subsidiaries have implemented commercially reasonable controls designed to provide reasonable assurance that all such Persons maintain such requisite Permits in full force and effect at all relevant times.
(b)    All fees and charges with respect to the Permits held by the Company and its Subsidiaries have been paid in full. Section 4.16(b) of the Disclosure Letter lists all current material Permits currently issued to or held by the Company and its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. Subject to the receipt of the consents set forth in Section 4.6 of the Disclosure Letter in respect of such Permits, and other than as a result of circumstances unique to Buyer, neither the transactions contemplated by this Agreement nor any other event that has occurred would or would reasonably be expected, with or without notice or lapse of time or both, to result in the revocation, suspension, lapse or limitation of any Permit set forth on Section 4.16(b) of the Disclosure Letter.
4.17    Insurance. Section 4.17 of the Disclosure Letter sets forth, as of the date of this Agreement, all material insurance policies covering the assets, business, equipment, properties, operations, Employees, directors or managers (as applicable), and officers of the Company or any of its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds, there is no pending claim that will exceed the per occurrence or aggregate policy limits and there are no prior claims that have in any way reduced the original aggregate policy limits of any current insurance policies. The applications for the insurance policies were true accurate and complete at the time that they were submitted, and there were no material omissions made or material information withheld in the applications for insurance policies. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing), the Company and its Subsidiaries have not received notice that any policies will be canceled, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies.
4.18    Environmental Matters.
(a)    All reports in the possession of the Company or any of its Subsidiaries concerning environmental investigations, audits, assessments and remedial activities conducted by or on behalf of it have been made available to Buyer.
(b)    There are no Legal Actions in which the Company or any of its Subsidiaries is a party, or to the Company’s Knowledge, which are threatened against the Company or any of its Subsidiaries, relating to Environmental Laws, the disposition of which may result in: (i) liability against the Company or any of its Subsidiaries for penalties, fines, environmental costs, costs to restore or assess damage to natural resources, damages, monitoring, maintenance of wells, testing, sampling, response, remedial, mitigation or inspection costs or other material monetary relief; (ii) material interruption of the operations or business of the Company or any of its Subsidiaries; or (iii) the making of a material capital expenditure.
(c)    The Company and each of its Subsidiaries have at all times been in material compliance with all applicable Environmental Laws.
(d)    Neither the Company nor any of its Subsidiaries has received any written notice of violation, demand letter, request for information, penalty assessments, or notice of claim, including a letter identifying the Company or any of its Subsidiaries as potentially responsible parties, from a Governmental Entity or other Person with respect to (i) the presence of Hazardous Materials in, on, under, about, migrating onto or emanating from any Owned Real Property or Leased Real Property or any real property ever owned or leased by the Company or its Subsidiaries; (ii) damages to natural resources; or (iii) off-site facilities to which the Company or any of its Subsidiaries sent solid waste, liquid waste or Hazardous Materials for disposal, recycling, reclamation or reuse.
(e)    Neither the Company nor any of its Subsidiaries is currently negotiating or has entered into or agreed to any Judgment requiring (i) compliance with any Environmental Law;

(ii) the investigation, removal, remediation or mitigation of Hazardous Materials; or (iii) the assessment of damages to, or the restoration, of natural resources.
(f)    To the Company’s Knowledge, there are no (i) underground storage tanks and related piping; (ii) septic tanks, cesspools, solid waste or Hazardous Material dumps; (iii) monitoring, potable or production groundwater wells; or (iv) asbestos-containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Owned Real Property or the Leased Real Property.
(g)    (i) Neither the Company nor any of its Subsidiaries has caused a release or discharge of Hazardous Materials in, on, under or about any Owned Real Property, Leased Real Property or any other real property ever owned or leased by the Company or its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has knowledge of releases or discharges of Hazardous Materials caused by Persons in, on, under or about any Owned Real Property or Leased Real Property.
(h)    The Company and all of its Subsidiaries have generated, stored and disposed of solid waste, liquid waste and Hazardous Materials in accordance with Environmental Laws.
(i)     (a) Neither the Company nor any of its Subsidiaries is remediating, removing or mitigating a release or discharge of Hazardous Materials at any Owned Real Property, Leased Real Property or any other real property ever owned or leased by the Company or its Subsidiaries; or (b) neither Company nor any of its Subsidiaries has Knowledge that any of real property that they previously owned is undergoing or is required to undergo remediation due to release or discharge of Hazardous Materials.
(j)    The Company and its Subsidiaries have identified and managed all asbestos containing material at Owned Real Property in accordance with an asbestos management plan and Environmental Laws except where the failure to do so would not, individually or in the aggregate, result in any material liability to the Company or its Subsidiaries.
(k)    To the Company’s Knowledge, the Owned Real Property has not been flooded by an act of God or natural disaster.
(l)    Neither the Company nor any of its Subsidiaries is a party to an agreement with a Governmental Entity or other Person authorizing access to Owned Real Property to investigate, mitigate, remove or remediate discharges or releases of Hazardous Substances on or under any Owned Real Property.
(m)    Neither the Company nor any of its Subsidiaries is a party to any written agreement with any Person in any way related to the investigation or remediation of property or waterways listed on CERCLA’s National Priorities List or the state equivalent.

(n)    The Company’s representations and warranties set forth in this Section 4.18 constitute the Company’s only representations and warranties regarding environmental matters.
4.19    Employment Matters.
(a)    (i) There is not, and since the Acquisition Date there has not been, any labor strike, dispute, work stoppage or lockout pending, or to the Company’s Knowledge threatened, against or affecting the Company or any of its Subsidiaries; (ii) to the Company’s Knowledge, no union organizational campaign, petition or other unionization activities are in progress with respect to the Employees; (iii) neither the Company nor any of its Subsidiaries has ever engaged in any unfair labor practices and there are not any unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge threatened, before the National Labor Relations Board or any other applicable Governmental Entity; (iv) there are not any pending, or to the Company’s Knowledge threatened, charges against the Company or any of its Subsidiaries or any of their Employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (v) neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, oral) communication during the twelve (12) months immediately preceding the date of this Agreement of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of it and, to the Company’s Knowledge, no such investigation is in progress.
(b)    Since the Acquisition Date, the Company and each of its Subsidiaries has been in compliance in all material respects with all applicable Laws respecting employment of labor, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment, discrimination and retaliation in employment, wrongful discharge, terms and conditions of employment, disability rights and benefits, employee leave issues, affirmative action, plant closing and mass layoff issues (as those terms are defined in the Worker Adjustment Retraining Notification Act or any comparable state or local law), occupational safety and health Laws.
4.20    Employee Benefit Plans.
(a)    Section 4.20(a) of the Disclosure Letter sets forth a list of all Company Employee Plans.
(b)    The Company has made available to Buyer copies or summaries, as of the date hereof, of all of the Company Employee Plans that have been reduced to writing (or a written summary of any Company Employee Plan that is not in writing) and a copy of each material document, if any, prepared in connection with each such Company Employee Plan, including, without limitation (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recent annual report (Form 5500 Series 1 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or other applicable Law in connection with each Company Employee Plan, (iv) the most recently received IRS determination letter for each Company Employee Plan intended to qualify under ERISA or the Code, and (v) the most recently prepared actuarial report, if any, and financial statement in connection with each such Company Employee Plan.
(c)    Since the Acquisition Date, (i) each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code, and (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Employee Plan. No action, claim or proceeding is pending, or to the Company’s Knowledge threatened, with respect to any Company Employee Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company, any of its Subsidiaries nor any Person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA.
(d)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or together with another event, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Employee Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Employee Plan or other arrangement, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, whether or not contingent. No Company Employee Plan provides for a deferral of compensation that will be subject to the taxes imposed by Section 409A of the Code due to the consummation of the transactions contemplated by this Agreement. All payments due in respect of outstanding Performance Units (as such term is used in the Participation Plan) awarded under the Participation Plan and requiring payment pursuant to the terms of the Participation Plan or otherwise (including pursuant to the terms of a grant agreement) will be paid out on or as soon as practicable after Closing pursuant to Section 2.1(c) hereof, and thereafter there will exist no further payment obligations under the Participation Plan. No event, condition or circumstance exists that would prevent the amendment or termination of the Participation Plan prior to the Closing.

(e)    Neither the Company nor any of its Subsidiaries maintains, contributes to, or in any way provides for any benefits of any kind to, or has any liability of any kind to any current or future retiree other than coverage mandated by Law.
(f)    The Company Financial Statements include appropriate accruals for all obligations and liabilities under all Company Employee Plans, and all contributions, premiums or other amounts required to be paid or provided by any Person to or under any such Company Employee Plan have been duly made in accordance with the terms thereof. No Company Employee Plan assets have been pledged as collateral for any loan, other than bona fide loans made to participants of any Company Employee Plan, or other obligation of any Person. To the Company’s Knowledge, no act or event has occurred or circumstance exists that may result in a material increase in premium or benefit costs of any Company Employee Plan. No Company Employee Plan has been declared to be fully or partially terminated, nor has any act or event occurred pursuant to which any Company Employee Plan could be ordered to be terminated, in whole or in part, by any Governmental Entity.
(g)    Neither the Company nor any of its Subsidiaries currently has any obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.
(h)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Company Employee Plan is so qualified. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.
(i)    No amounts payable under any Company Employee Plan or otherwise payable in connection with the Closing fails or will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. No Company Employee Plan provides any Company employee, officer, director, consultant or other service provider or stockholder of the Company or any of its Subsidiaries with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Section 4999 of the Code.
(j)    Neither the Company, nor any of its Subsidiaries, has made any promises or commitments to create any additional plan, or to modify or change in any material way any existing Company Employee Plan. No event, condition or circumstance exists that would reasonably be expected to result in a material increase of the benefits provided under any Company Employee Plan or the expense of maintaining any Company Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing Date. No event, condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan.
4.21    Tax Matters.
(a)    Each of the Company and each Subsidiary has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by or with respect to the Company or any Subsidiary. All such Tax Returns are complete and accurate in all material aspects. All material Taxes due and owing by the Company or any or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full, or have been reserved for in accordance with GAAP on the 2015 Company Balance Sheet. Each of the Company and each Subsidiary has properly accrued in accordance with GAAP on its books and records a provision for the payment of all material Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    Neither the Company nor any of its Subsidiaries nor any predecessors have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently effective, nor has the Company nor any of its Subsidiaries made any request in writing for any such extension or waiver that is currently outstanding.
(c)    There are no Liens for Taxes (other than for current Taxes not yet due and payable and Taxes that are being contested in good faith) on the assets of the Company or any of its Subsidiaries.
(d)    Since the Acquisition Date (and to the Company’s Knowledge, during the three-year period prior to the Acquisition Date), neither the Company nor any of its Subsidiaries has received a written claim from a Taxing Authority in a jurisdiction in which it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction, which claim has not yet been settled or otherwise resolved.
(e)    All Taxes that are required by Law to be withheld or collected by the Company and any of its Subsidiaries have been duly and timely withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.
(f)    Since the Acquisition Date (and to the Company’s Knowledge, during the three-year period prior to the Acquisition Date), no deficiencies for material Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority or other Governmental Entity. There are no pending, or to the Company’s Knowledge threatened, audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or any of its Subsidiaries. The Company has made available to Buyer copies of all federal, state and local income Tax Returns and other material Tax Returns of the Company and its Subsidiaries and their predecessors for each of their three (3) most recently completed fiscal years, and copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries or any predecessors since the Acquisition Date, with respect to Taxes of any type.
(g)    Neither the Company nor any of its Subsidiaries has any actual or potential liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign Law), as a transferee or by contract. Since the Acquisition Date (and to the Company’s Knowledge, during the three-year period prior to the Acquisition Date), neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).
(h)    There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries that is currently effective.
(i)    Neither the Company nor any Subsidiary is a party to any agreement with any Taxing Authority or Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Taxing Authority or other Governmental Entity relating to the Company or any Subsidiary Return has ever been requested or received.
(j)    Neither the Company nor any Subsidiary is a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162 or Code Section 404, or any similar provision of applicable law or (ii) is or could become subject to Code Section 409A or any similar provision of applicable law.
(k)    Neither the Company nor any Subsidiary has “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable law.
(l)    No asset of the Company or any Subsidiary is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.
(m)    Neither the Company nor any Subsidiary is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting, or use of an improper method of accounting, (ii) any installment sale or open transaction, (iii) any prepaid amount, refund or credit, or (iv) any election under Code Section 108(i).
(n)    Neither the Company nor any Subsidiary is nor has ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(o)    Neither the Company nor any Subsidiary has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(p)    The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Code Section 897(c)(l)(A)(ii).
(q)    Neither the Company nor any Subsidiary (i) has or has ever has had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States, (ii) has ever entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, (iii) has ever transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d), (iv) is or has ever been incorporated or otherwise formed under the laws of any jurisdiction outside the United States, or (iv) is or has ever been a U.S. shareholder (as defined under subpart F of the Code) of a controlled foreign corporation (as defined under subpart F of the Code).
(r)    Neither the Company nor any Subsidiary has participated in or is participating in an international boycott within the meaning of Code Section 999.
4.22    Interested Party Transactions. No officer, director, employee, Stockholder or Affiliate of the Company or any of its Subsidiaries, or to the Company’s Knowledge, any entity in which any such Person or individual owns any material beneficial interest, (a) is a party to any Contract or transaction with the Company or any of its Subsidiaries (other than employment agreements included in the Company Material Contracts or the ownership of Equity Interests in the Company), (b) has any material direct legal interest in any tangible or intangible asset or property used by the Company or its Subsidiaries, (c) has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries has a business relationship or any Person that competes with the Company or any of its Subsidiaries except for stock ownership of less than three percent (3%) in publicly traded or private companies, or (d) is directly or indirectly indebted to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is indebted (or committed to make loans or extend or guarantee credit) to any such Person, whether directly or indirectly.

4.23    Absence of Certain Practices. To the Company’s Knowledge, no director, manager, officer or employee of the Company or any of its Subsidiaries or other Person acting on their behalf, directly or indirectly, has given, made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or other similar benefit to any employee or official of any Governmental Entity or any other Person who is or may be in a position to help or hinder the Company or any of its Subsidiaries or assist the Company or any of its Subsidiaries in connection with any proposed transaction.
4.24    Officers, Managers and Directors; Bank Accounts. Section 4.24 of the Disclosure Letter lists (i) all officers and directors of the Company and its Subsidiaries; (ii) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and its Subsidiaries and (iii) lists the bank, address, account number and title of each such account, safety deposit box and lock box.
4.25    Brokers’ and Finders’ Fees. Except for the fees and expenses of Raymond James, which will be paid at Closing as Transaction Expenses, no investment banker, broker, finder or other intermediary is entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.
4.26    Customers and Suppliers. Section 4.26 of the Disclosure Letter lists the twenty (20) largest customers (measured by annual revenue to the Company and its Subsidiaries in the twelve (12) month period ended on December 31, 2014) (collectively, the “Material Customers”) and the ten (10) largest suppliers (measured by annual expenditures of the Company and its Subsidiaries in the twelve (12) month period ended on December 31, 2014) (collectively, the “Material Suppliers”) of the Company and its Subsidiaries. No Material Customer or Material Supplier has canceled or otherwise modified in any material adverse respect its relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice (or to the Company’s Knowledge, any other notice or indication) that any such Material Customer or Material Supplier intends to cancel or otherwise modify in any material adverse respect its relationship with the Company or any of its Subsidiaries.
4.27    Accounts Receivable. The amount of all accounts receivable have arisen out of bona fide transactions in the ordinary course of business and are carried on the books and records of the Company and its Subsidiaries at values determined in accordance with the GAAP in a manner consistent with past practice, and the accounts receivable shown on the 2015 Company Balance Sheet are, to the Company’s Knowledge, valid and enforceable claims, fully collectable (net of reserves reflected on the 2015 Company Balance Sheet, in each case in accordance with GAAP) in the ordinary course of business and on the terms applicable thereto. Neither the Company not any of its Subsidiaries have received written notice of a request or agreement for deduction or discount with respect to any of such accounts receivable. To the Company’s Knowledge, such accounts receivables are subject to no material defenses, counterclaims or rights of setoff.

4.28    Inventories and Equipment. Except as used or sold in the ordinary course of business, the inventories and equipment of the Company and its Subsidiaries are located on the Owned Real Property, on Leased Real Property or in transit; none of such inventories or equipment are placed on consignment with third parties. Each item of inventory and equipment in transit or located on vehicles owned or leased by the Company or its Subsidiaries is listed and described on Section 4.28(b) of the Disclosure Letter. Each item of inventory reflected in the Company Financial Statements (i) is generally of usable and saleable quality in all material respects in the ordinary course of business and (ii) is valued at the lesser of cost and market. Except for reserves expressly set forth in the Company Financial Statements, the inventory of the Company and its Subsidiaries is of a quality saleable in the ordinary course of business.
4.29    No Other Representations. Except for the representations and warranties made in ARTICLE III and this ARTICLE IV or in the Transaction Documents, neither the Company, nor any Stockholder, nor any other Person (including any Subsidiary of the Company or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of the Company, any Subsidiary of the Company or any Stockholder) makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to Buyer or any other Person. Except in the case of intentional fraud or willful misconduct, neither the Company, any of its Subsidiaries nor any Stockholder, nor any of their respective stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to Buyer or any other Person resulting from the use by Buyer or its representatives or advisors of any financial information, financial projections, forecasts, budgets or any other document or information furnished to Buyer or any other Person (including information in the “data site” maintained by the Company or provided in any formal or informal management presentation); provided, however, that the foregoing does not limit Buyer’s rights to recovery set forth in ARTICLE IX based on any breach of any of the representations and warranties expressly made in ARTICLE III and in this ARTICLE IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company as follows:
5.1    Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner.
5.2    Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated to be performed by it under this Agreement have been duly authorized by all necessary and proper action on its part. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
5.3    No Conflict. The execution, delivery or performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time or both, (i) conflict with Buyer’s Constitutional Documents, as amended to date, or (ii) result in a breach or violation of, the terms, conditions or provisions of, or constitute a material default or event of default, or create a right of acceleration, termination or cancellation or a loss of any material rights under any material Contract of Buyer or any Law, Permit or Judgment to which Buyer or any of its properties or assets are subject.
5.4    Consents. No consent, waiver, approval or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any filings that are required under any applicable federal or state securities laws.
5.5    No Legal Actions. There is no Legal Action pending or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or assets or otherwise that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner or that in any manner draws into question the validity of this Agreement.
5.6    Financing. Buyer has delivered to the Company true and complete copies of a commitment letter, dated October 13, 2015, between Buyer and Wells Fargo Bank, National Association (the “Financing Commitments”), pursuant to which Wells Fargo Bank, National Association, has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

The Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Buyer and the other parties thereto pursuant to their terms. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as set forth in the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with Buyer’s cash on hand prior to the Closing, will be sufficient for Buyer and the Company (post-Closing) to pay all amounts contemplated by ARTICLE II, and to pay all related fees and expenses to be paid by Buyer at Closing. Assuming that the representations and warranties contained in ARTICLE III and IV are true and correct, as of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Financing Commitments, and Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer on the Closing Date. Buyer has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitments. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer’s obligations hereunder are not subject to any condition that Buyer obtain the Debt Financing (or any Alternative Financing).
5.7    Investigation by Buyer. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the business and operations of the Company and its Subsidiaries, which investigation, review and analysis was done by Buyer and, to the extent it deemed appropriate, by its representatives and advisors. Buyer acknowledges that it and its representatives and advisors have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the representations and warranties of the Company and the Stockholders set forth in ARTICLE III and ARTICLE IV.
5.8    Solvency. Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated by this Agreement, Buyer (on a consolidated basis with its Subsidiaries) (i) will be able to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and payable, (ii) will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud current creditors of the Company or any of its Subsidiaries, or creditors of Buyer or any of its Subsidiaries.
5.9    Brokers’ and Finders’ Fees. Except for the fees and expenses of CriticalPoint Partners, which will be paid at Closing by Buyer, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made on behalf of Buyer.
5.10    R&W Insurance Policy. Attached hereto as Exhibit A is a form of R&W Insurance Policy consistent with such terms shall be in full force and effect at Closing, with such amendments as reasonably determined by Buyer in its reasonable discretion. At or prior to Closing, Buyer shall have paid (or caused to be paid) any and all fees and other amounts that are due and payable at or prior to Closing related to the issuance of the R&W Insurance Policy.
5.11    No Other Representations. Except for the representations and warranties contained in this ARTICLE V or in the Transaction Documents, neither Buyer, nor any Person acting on its behalf (including any Subsidiary of Buyer (if any) or any director, officer, manager, employee, Affiliate, advisor, agent or other representative of Buyer, any Subsidiary of Buyer or any of Buyer’s stockholders), makes or has made any representation or warranty, express or implied, relating or with respect to this Agreement or the transactions contemplated hereby to the Company or any other Person. Except in the case of intentional fraud or willful misconduct, neither the Buyer, any of its Subsidiaries nor any of their respective Stockholders, directors, officers, managers, employees, Affiliates, advisors, agents or other representatives, will have or be subject to any liability to the Company or any other Person resulting from the use by the Company or its representatives or advisors of any document or information furnished to the Company or any other Person; provided, however, that the foregoing does not limit the Stockholders’ rights to recovery set forth in ARTICLE IX based on any breach of any of the representations and warranties expressly made in ARTICLE V.
ARTICLE VI
COVENANTS
6.1    Conduct of Business. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except as (i) expressly contemplated by this Agreement, (ii) set forth in Section 6.1 of the Disclosure Letter, or (iii) consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use their commercially reasonable efforts, to (1) carry on their respective businesses in the ordinary course in all material respects consistent with past practice, (2) to keep its business and operations intact, retain its present officers and employees and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved after the Closing, (3) to conduct their business in material compliance with all applicable Laws, and (4) conduct their business in accordance with the terms and conditions of any Company Material Contract. Without limiting the generality of the foregoing, except as (a) expressly contemplated by this Agreement, (b) set forth on Section 6.1 of the Disclosure Letter or

(c) consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly:
(i)    amend its Constitutional Documents;
(ii)    declare or set aside any dividend or other distribution (whether in cash, Equity Interest or property) on or in respect of any of its capital stock;
(iii)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver, any Equity Interests in the Company or any of its Subsidiaries, or any security convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company or any of its Subsidiaries;
(iv)    sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, any of its material properties or assets other than in the ordinary course of business consistent with past practice;
(v)    incur or commit to any material capital expenditures, obligations or liabilities other than in the ordinary course of business;
(vi)    incur, assume or guarantee any Debt in an aggregate amount exceeding $50,000, except (A) unsecured current obligations and liabilities incurred in the ordinary course of business and (B) borrowings under the Company’s existing revolving credit facility;
(vii)    acquire any business or person in any manner, including by merging or consolidating with, or acquire by purchasing a substantial portion of the Equity Interests or assets of, any business or Person;
(viii)    adopt any plan of reorganization, liquidation, merger, restructuring, recapitalization or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(ix)    change its auditor or change its methods of accounting in effect as of the date of this Agreement except as required by changes in GAAP;
(x)    make any tax election, amend any Tax Return, or adopt or change any of its methods of accounting with respect to Taxes;
(xi)    settle, pay, discharge or compromise, or agree to settle, pay, discharge or compromise, any Legal Action, except for any such settlement or compromise in the ordinary course of business consistent with past practice that is not material to the operations or financial condition of the Company and its Subsidiaries taken as a whole and does not include any equitable relief applicable to any period of time after the Closing;
(xii)    enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors or officers, or grant any salary, wage or other increase in compensation to any Employee with a base salary in excess of $100,000, or modify materially any employee benefit except as may be required by Law;
(xiii)    adopt an amendment or modification of any benefit plan, the effect of which in the aggregate would increase the obligations of the Company by more than ten percent of its existing annual obligations to such plans;
(xiv)    hire or terminate any Employee other than in the ordinary course of business consistent with past practice;
(xv)    effect or permit a “mass layoff” or “plant closing” as those terms are defined under the WARN Act or engage in any action or conduct that triggers application of the WARN Act;
(xvi)    recognize any labor union or any other association as the bargaining representative of the Employees;
(xvii)    enter into any collective bargaining agreement, or negotiations for a collective bargaining agreement, with any labor union or other association with respect to the Employees;
(xviii)    enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their present or future Affiliates or any successor thereto from engaging or competing in any line of business and/or in any location;
(xix)    enter into, amend, modify or terminate any Company Material Contract (other than customer Contracts in the ordinary course of business) or Real Property lease or otherwise waive, release or assign any material rights, claims or benefits thereunder;
(xx)    fail to maintain in full force and effect any policies or insurance coverage in effect as of the date hereof;
(xxi)    enter into any material transaction or arrangement with, or for the benefit of, any Affiliate or any of directors, former directors, officers or stockholders of any Affiliate; or
(xxii)    commit in writing to do any of the foregoing, or commit to do any of the foregoing by omission or failure to act.

6.2    Access to Information; Confidentiality. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Buyer and its representatives (including any financing sources and their respective representatives) shall continue to have reasonable access during normal business hours to the facilities, books and records (consistent with applicable Law regarding privacy) of the Company and its Subsidiaries to conduct such inspections as Buyer may reasonably request. Any inspection pursuant to this Section 6.2 will be conducted in such a manner so as not to interfere unreasonably with the conduct of the businesses of the Company and its Subsidiaries and in no event will any provision hereof be interpreted to require the Company or its Subsidiaries to permit any inspection, or to disclose any information, that the Company determines in good faith may waive any attorney-client or similar privilege that it or its Subsidiaries may hold or conflict with any of its obligations, or the obligations of its Subsidiaries, with respect to confidentiality. The foregoing notwithstanding, neither Buyer nor any of its representatives shall contact any of the employees (other than the senior officers identified by the Company to Buyer), landlords, customers or suppliers of the Company or its Subsidiaries without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; it being acknowledged that any and all such contacts will be arranged by and coordinated with the Company and the Company shall cooperate in good faith with Buyer to facilitate such contact as may be reasonably requested by Buyer. All information exchanged pursuant to this Section 6.2 shall be subject to the Non-Disclosure Agreement, dated as of December 22, 2014 between the DMS Health Technologies, Inc. and Digirad Corporation (the “Confidentiality Agreement”).
6.3    Satisfaction of Closing Conditions.
(a)    Until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, and subject to the terms and conditions of this Agreement, the Company and Buyer will use commercially reasonable efforts to take or cause to be taken as promptly as reasonably practicable all actions and to do or cause to be done as promptly as reasonably practicable all things necessary under the terms of this Agreement or under applicable Law to cause the satisfaction of the conditions set forth in ARTICLE VII and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all Consents of all Governmental Entities or third parties that may be or become necessary in connection with the execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Parties shall cooperate with each other with respect to each of the foregoing; provided, however, that (i) no Party shall be required to make any payment to obtain any Consent from a Governmental Entity or other third party required in order to consummate the transactions contemplated hereby, and (ii) neither Buyer nor the Company nor any of their Subsidiaries shall agree orally or in writing to any material amendments to any material Contract (including the Company Material Contracts) (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any Governmental Entity or other third party without obtaining the prior written consent of the other Party.
(b)    From the date hereof until the Closing Date, each of Buyer and the Company shall promptly notify the other in writing of any pending, or to the Company’s Knowledge or the knowledge of Buyer (as the case may be), threatened Legal Action by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit in any material respect the right of Buyer to own or operate all or any portion of the business or assets of the Company or any of its Subsidiaries.
6.4    Indemnification of Officers and Directors.
(a)    For a period of six (6) years following the Closing Date, Buyer shall not, and shall cause the Company and its Subsidiaries not to, make any changes to their Constitutional Documents that would adversely affect the right of any present or former director, officer, manager, fiduciary or agent of the Company or its Subsidiaries (collectively, the “Covered Persons”) to claim indemnification from the Company or its Subsidiaries under the terms of such Constitutional Documents as in effect on the Closing Date for acts taken prior to the Closing.
(b)    For a period of six (6) years following the Closing Date, the Company shall maintain any extended reporting period that may be purchased and paid for by the Company at the request of the Stockholders at or prior to the Closing for the directors’ and officers’ liability insurance policy covering those Covered Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy. The cost of this extended reporting period shall be the “Seller Insurance Expenses.” The indemnification obligations of the Company and its Subsidiaries to the Covered Persons under Section 6.4(a) and Section 6.4(b) of this Agreement (as may be limited in amount and scope by the Constitutional Documents, the directors’ and officers’ liability insurance policies maintained pursuant to Section 6.4(b) hereof, and applicable Law) are collectively referred to herein as the “Indemnification Obligations.”
(c)    The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, as applicable, each Covered Person and the representatives of each Covered Person. Buyer shall not cause or permit the Company or its Subsidiaries to merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless the surviving corporation ensures that the acquiring or surviving Person covenants to assume the obligations imposed by this Section 6.4.
(d)    The rights under this Section 6.4 shall be in addition to any rights that any Covered Person may have at common law or otherwise and shall remain in full force and effect following the Closing. Each of the Parties acknowledges that certain Covered Persons may have rights to indemnification, advancement of expenses and/or insurance provided by certain Stockholders or other Persons other than the Company and its Subsidiaries (collectively, the “Other Indemnitors”) and hereby agrees that (i) the Company and its Subsidiaries, as applicable, are the indemnitors of first resort with regard to obtaining indemnification covered by the Indemnification Obligations (it being understood, for the avoidance of doubt, that such Party’s obligations to the Covered Persons hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification (including without limitation, through director and officer insurance policies) for the same expenses or liabilities incurred by the Covered Persons are secondary), (ii) the Company and its Subsidiaries, as applicable, shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, Judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement with regard to the indemnification covered by the Indemnification Obligations (or any other agreement between the Company or any of its Subsidiaries and such Covered Persons), without regard to any rights such Covered Person may have against any Other Indemnitor and (iii) the Company, on behalf of itself and its Subsidiaries, irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Covered Person with respect to any claim for indemnification covered by the Indemnification Obligations, which such Covered Person has sought indemnification from the Company or any of its Subsidiaries, shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company and its Subsidiaries, as applicable.
6.5    Financing.
(a)    Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Financing Commitments, including commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Debt Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Financing Commitments (including any “flex” provisions) (or other terms that would not materially and adversely impact the ability of Buyer to timely consummate the transactions contemplated hereby) and (iv) consummate the Debt Financing at or prior to the Closing (including by taking enforcement actions against the lenders and other persons providing the Debt Financing to fund such financing). Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Debt Financing, in each case, without Stockholders’ Representative’s prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Financing Commitments that would not involve any conditions to funding the Debt Financing that are not contained in the Financing Commitments, and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement (it being understood that, subject to the requirements of this sentence, such amendment, supplement or other modification of the Financing Commitments may provide for the assignment of a portion of the Financing Commitment to additional agents or arrangers and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers) shall be permitted hereunder without Stockholders’ Representative’s prior written consent (which consent shall not be unreasonably withheld or delayed). Upon any such amendment, supplement or modification of the Financing Commitments in accordance with this Section 6.6(a), Buyer shall provide a copy thereof to Stockholders’ Representative and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented or modified.
(b)    In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Financing Commitments for any reason, Buyer shall use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement.
(c)    Buyer shall give Stockholders’ Representative prompt written notice of any breach by any party of the Financing Commitments (or commitments for any Alternative Financing) of which Buyer becomes aware or any termination of the Financing Commitments (or commitments for any Alternative Financing). Buyer shall keep Stockholders’ Representative informed on a current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing) and provide to Stockholders’ Representative copies of all documents related to the Debt Financing (or Alternative Financing).
(d)    Prior to the Closing, the Company shall provide to Buyer, and shall cause its Subsidiaries to provide to Buyer, all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with the Debt Financing and the other transactions contemplated by this Agreement. In furtherance thereof, the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. Buyer shall indemnify and hold harmless the Company and its Subsidiaries and Affiliates from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).
6.6    Preservation of Records. Buyer agrees that it shall not, for a period of at least six (6) years following the Closing Date, destroy or cause to be destroyed, or permit the Company or any of its Subsidiaries to destroy or cause to be destroyed, any material books or records relating to the pre-Closing operations of the Company or any of its Subsidiaries without first obtaining the consent of Stockholders’ Representative (or providing to Stockholders’ Representative notice of such intent and a reasonable opportunity to copy such books or records, at the Stockholders expense, at least thirty (30) days prior to such destruction). Buyer and the Company shall allow the Stockholders to have access to such books and records for all reasonable purposes.
6.7    Bonus Payments. The Company shall maintain the management bonus plan of the Company for the fiscal year ending December 31, 2015 as in effect as of the date hereof and shall perform its obligations to pay bonuses thereunder to the Persons eligible for bonuses under such plan in accordance with the terms of such plan, which Persons and terms have been made available to Buyer.
6.8    Approval of 280G Payments. The Company shall, prior to the Closing, solicit the approval of the stockholders (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) with respect to any payments to be made by the Company or any of its Subsidiaries to a “disqualified individual” (as defined in Section 280G of the Code) that would, absent approval by such stockholders, be excess parachute payments as a result of the transactions contemplated by this Agreement. Prior to the vote to obtain such approval, the Company shall solicit and use its reasonable efforts to obtain waivers from each such disqualified individual, such that unless such payments to such individual are approved by the stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such payments shall be made. The Company shall provide to Buyer copies of all documents prepared by the Company in connection with this Section 6.8 prior to providing such documents to the stockholders or disqualified individuals. The Company shall also provide to Buyer copies of signed waivers from each such disqualified individual and evidence of stockholder approval, if such 280G payments are waived and approved.
6.9    Estoppel Certificates. If requested by Buyer, Stockholders’ Representative shall use commercially reasonable efforts to assist Buyer in obtaining estoppel certificates from the landlords who are parties to the Real Property Leases.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

7.1    Conditions to Each Party’s Obligations. The obligations of the Company and the Stockholders, on the one hand, and Buyer, on the other hand, to consummate the Acquisition are subject to the fulfillment, on or before the Closing Date, of the following condition: no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any temporary restraining order, initial or permanent injunction or other Judgment or other legal restraint or prohibition that is in effect and prevents, enjoins or otherwise prohibits the consummation of the Acquisition.
7.2    Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by Buyer:
(a)    The General Representations shall be true and correct in all respects (disregarding any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifications contained therein) at and as of the Closing Date, as if made at and as of such date, (except to the extent that such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representation and warranty shall be true and correct as of such date or dates) except for those failures to be so true and correct as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and Buyer shall have received a certificate signed by an officer of the Company to the foregoing effect;
(b)    The Fundamental Representations shall be true and correct in all material respects (disregarding any “material,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifications contained therein) at and as of the Closing Date, as if made at and as of such date, (except to the extent that such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representation and warranty shall be true and correct as of such date or dates), and Buyer shall have received a certificate signed by an officer of the Company to the foregoing effect;
(c)    The Company and the Stockholders shall have performed and complied in all material respects their respective obligations hereunder required to be performed or complied with by each of them on or prior to the Closing Date, and Buyer shall have received a certificate signed by an officer of the Company to the foregoing effect;
(d)    Buyer shall have received a certificate of the Secretary of the Company certifying true and complete copies of (i) the by-laws of the Company, as in effect on the Closing Date; and (ii) the resolutions of the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
(e)    The Company shall have obtained and delivered to Buyer the Consents set forth in Section 7.2(e) of the Disclosure Letter;

(f)    The Stockholders shall have delivered the Certificates, duly endorsed for transfer to Buyer;
(g)    The Company shall have delivered to Buyer (i) a properly executed affidavit, in form and substance acceptable to Buyer, pursuant to Section 1445(b)(3)(A) of the Code certifying that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) an executed notice to the Internal Revenue Service regarding delivery of the affidavit above, in form and substance acceptable to Buyer and in compliance with the requirements of Treasury Regulation Section 1.897-2(h)(2);
(h)    The Transaction Documents to which the Company, any of its Subsidiaries, any Stockholder or Stockholders’ Representative is a party shall have been executed and delivered by the Company and such Subsidiaries, Stockholders and Stockholders’ Representative, as applicable, and true and complete copies thereof shall have been delivered to Buyer;
(i)    Buyer shall have received, at its sole cost and expense, ALTA Owner’s Title Insurance policies substantially similar to the forms (from the title insurance company identified in said forms) previously delivered to the Firm by Olshan (the premiums for such policies as well as the title commitment and survey charges, including, but not limited to, charges for title abstract and examination, shall be paid by the Buyer), dated as of the Closing Date;
(j)    Buyer shall have received title and non-imputation affidavits substantially similar to the title and non-imputation affidavits previously negotiated by the Firm and Olshan from each of DMS Health Technologies, Inc. and DMS Imaging, Inc. executed by their respective officers who do not resign from their positions pursuant to Section 7.2(m);
(k)    Buyer shall have received customary pay-off letters or similar acknowledgments of the discharge of the Debt to be paid off at Closing (“Payoff Letters”), setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such Debt will be discharged in full and all related Liens (other than Permitted Liens) will be released and removed;
(l)    Buyer shall have received the Required Financials, together with any required consent of the Company’s independent public accountants, that may be required to be included in a Current Report on Form 8-K;
(m)    Buyer shall have received letters of resignation from the officers and directors set forth on Section 7.2(m) of the Disclosure Letter;
(n)    The Corporate Advisory Services Agreement, dated February 29, 2012 between Platinum Equity Advisors, LLC and Project Rendezvous Holding Corporation shall have been terminated and no amounts shall be owed by the Company or its Subsidiaries under such agreement; and
(o)    No Company Material Adverse Effect shall have occurred since the date of this Agreement.
7.3    Conditions to the Obligation of the Company and the Stockholders. The obligation of the Company and the Stockholders to consummate the Acquisition is subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by the Company and the Stockholders:
(a)    The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all respects (disregarding any “material,” “in all material respects,” “material adverse effect,” or similar qualifications contained therein) at and as of the Closing Date, as if made at and as of such date, (except to the extent that such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representation and warranty shall be true and correct as of such date or dates) and the Stockholders shall have received a certificate signed by an officer of Buyer to the foregoing effect;
(b)    Buyer shall have performed and complied in all material respects with all of its obligations hereunder required to be performed or complied with by it at or prior to the Closing Date, and the Stockholders shall have received a certificate signed by an officer of Buyer to the foregoing effect;
(c)    The Stockholders shall have received a certificate of the Secretary of Buyer certifying true and complete copies of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and
(d)    The Transaction Documents to which Buyer is party shall have been executed and delivered by Buyer and true and complete copies thereof shall have been delivered to the Stockholders.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
(a)    by written agreement of Stockholders’ Representative and Buyer;

(b)    by either Buyer, on the one hand, or Stockholders’ Representative, on the other hand, if (i) the Closing has not occurred by January 15, 2016 (or such later date as shall be mutually agreed to in writing by Buyer and Stockholder’s Representative) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose action or failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect prohibiting consummation of the Acquisition; provided, however, that the terms of this Section 8.1(b)(ii) shall not be available to the terminating Party (A) if such order or action was caused by the action or the failure to act of the terminating Party and such action or failure constitutes a breach of this Agreement by such Party or (B) such terminating Party did not use its commercially reasonable efforts to oppose any such order or action or to have such governmental order vacated or made inapplicable to this Agreement; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that in the opinion of counsel of the terminating Party would make consummation of the Acquisition illegal;
(c)    by Buyer if (i) there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental Entity, which would (A) prohibit Buyer’s ownership or operation of any material portion of the business of the Company or its Subsidiaries, or (B) compel Buyer to dispose of or hold separate, as a result of the Acquisition, any material portion of the business or assets of Buyer, the Company or the Company’s Subsidiaries; or (ii) it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Stockholders and, as a result of such breach, the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company or the Stockholders prior to the Outside Date through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(c) prior to the earlier of the Outside Date or that date which is fifteen (15) days following the Company’s receipt of written notice from Buyer of such breach, it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company or the Stockholders is cured within such fifteen (15) day period so that such conditions would then be satisfied; or
(d)    by Stockholders’ Representative if the Company and the Stockholders are not in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and as a result of such breach the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Buyer prior to the Outside Date through the exercise of its commercially reasonable efforts, then

Stockholders’ Representative may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Outside Date or that date which is fifteen (15) days following Buyer’s receipt of written notice from Stockholders’ Representative of such breach, it being understood that Stockholders’ Representative may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by Buyer is cured within such fifteen (15) day period so that such conditions would then be satisfied.
(e)    Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors or similar governing body of the Party taking such action, regardless of whether this Agreement has been approved by the Stockholders.
8.2    Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of such termination by the terminating Party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except that (i) this Section 8.2 and ARTICLE XII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement.
ARTICLE IX
INDEMNIFICATION
9.1    Survival of Representations and Warranties.
(a)    The representations and warranties of the Company and the Stockholders contained in this Agreement shall terminate at 5:00 p.m. Eastern Time on the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties of the Company or the Stockholders, as applicable, contained in Section 3.1 (Authority), Section 3.3 (Title to Shares), Section 4.1 (Organization and Qualification of the Company), Section 4.2 (Organization and Qualification of Subsidiaries), Section 4.3 (Capitalization) and Section 4.4 (Authority), Section 4.18 (Environmental Matters), Section 4.21 (Tax Matters), Section 4.25 (Brokers’ and Finders’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing until 60 days after the expiration of the statute of limitations for any claim hereunder relating to the matters covered by the applicable Fundamental Representations (the representations and warranties of the Company and the Stockholders contained in this Agreement, other than the Fundamental Representations, are referred to herein as the “General Representations”); provided, further, that all representations and warranties of the Company and the Stockholders shall survive beyond the Expiration Date or other survival period specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the Expiration Date or other survival period specified above, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
(b)    The representations and warranties of Buyer contained in this Agreement shall survive the Closing and terminate on the Expiration Date; provided, however, that all representations and warranties of Buyer shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the Expiration Date, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates set forth in Section 9.1(a) and Section 9.1(b) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.
9.2    Indemnification.
(a)    Subject to the other provisions of this ARTICLE IX, the Stockholders shall jointly and severally indemnify, defend and hold harmless Buyer, the Company and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Buyer Indemnified Parties”) against any and all Losses incurred or suffered by any such Buyer Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
(i)    a breach of, or inaccuracy in, any of the representations or warranties made by the Company or the Stockholders in this Agreement;
(ii)    any failure by the Company or the Stockholders to fully perform, fulfill or comply with any covenant, agreement or obligation set forth herein to be performed, fulfilled or complied with by the Company prior to the Closing or by the Stockholders at any time;
(iii)    any Debt outstanding as of the Closing Date that is not taken into account in determining the Net Initial Purchase Price;
(iv)    any Transaction Expenses (including the Phantom Plan Amount) that are not taken into account in determining the Net Initial Purchase Price;
(v)    any error or mistake contained in the Bonus Designation provided pursuant to Section 2.1(c), as well as any third party or internal payroll tax processing errors related to the payment of the Phantom Plan Amounts, including any penalties resulting from any such errors or mistakes; and

(vi)    any litigation, action, suit, proceeding, claim or demand by any employee or former employee in respect of the Phantom Plan Amounts and any other success, severance, stay or similar bonus paid or payable as a result of the transactions contemplated by this Agreement (excluding all severance and related costs resulting from the termination of any officer or employee of the Company or any of its Subsidiaries (other than those officers and directors listed on Section 7.2(m) of the Disclosure Letter) at any time after the Closing.
(b)    Subject to the other provisions of this ARTICLE IX, Buyer and the Company shall indemnify, defend and hold harmless the Stockholders and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Stockholder Indemnified Parties”) against any and all Losses incurred or suffered by any such Stockholder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
(i)    a breach of, or inaccuracy in, any of the representations or warranties made by Buyer in this Agreement; or
(ii)    any failure by Buyer to fully perform, fulfill or comply with any covenant, agreement or obligation set forth herein to be performed, fulfilled or complied with by Buyer at any time.
9.3    Limitations on Liability; Claims Procedure.
(a)    Notwithstanding anything to the contrary in this Agreement, the Stockholders shall be obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) of this Agreement (i) only for Losses that are the subject of claims made prior to the Expiration Date and in accordance with this Agreement pursuant to Section 9.2(a)(i) of this Agreement and (ii) only for fifty percent (50%) of the Losses specified in the foregoing clause (i); provided, however, that in no event shall the aggregate liability of the Stockholders pursuant to Section 9.2(a)(i) of this Agreement with respect to any and all Losses exceed Three Hundred Thirty-Seven Thousand, Five Hundred Dollars ($337,500) (the “Stockholder Payment Cap”).
(b)    Buyer and the Stockholders acknowledge that as of the Closing, Buyer shall have obtained the R&W Insurance Policy for coverage of the Stockholders’ indemnification obligations pursuant to Section 9.2(a)(i) with respect to the representations and warranties of the Company contained in this Agreement without regard to the Stockholder Payment Cap. Notwithstanding anything to the contrary in this Agreement, with respect to any and all Losses relating to a breach of, or inaccuracy in, any or all of the representations and warranties of the Company contained in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to this Agreement that are, individually or in the aggregate, in excess of the Stockholder Payment Cap or otherwise outside the scope of the limitations set forth in Section 9.3(a), the Buyer Indemnified Parties’ sole and exclusive recourse for such Losses with respect to the Stockholders’ indemnification obligations pursuant to Section 9.2(a)(i) shall be limited to the coverage provided under the R&W Insurance Policy and no Buyer Indemnified Party shall seek any recourse against any of the Stockholders with respect to such Losses.
(c)    The amount of Losses for which indemnification is provided under this ARTICLE IX shall be calculated net of any amounts actually recovered by the Buyer Indemnified Parties under insurance policies (other than the R&W Insurance Policy) with respect to such Losses (net of any costs to recover such insurance payments). The amount of Losses for which indemnification is provided under this ARTICLE IX shall be calculated net of any Tax benefits actually realized by the Indemnified Party in the taxable period that includes the indemnity payment, any carryback Tax period prior to such taxable period, or the Tax years following such taxable period (solely through a reduction in cash Tax payments required to be made or an increase in Tax refunds actually received), which Tax benefits shall be calculated net of any cash Tax costs, in each case, as a result of the Losses or receipt of an indemnity payment on a claim therefor.
(d)    Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts, events, conditions or circumstances (but not more than once) notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty or covenant.
(e)    No Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to Losses arising in connection with a breach of or any inaccuracy in any of the representations and warranties of the Company set forth in this Agreement if and to the extent that the alleged breach relates to a balance sheet asset or liability that was reflected in the calculation of Closing Net Working Capital as finally determined pursuant to Section 2.2(c).
(f)    Notwithstanding anything in this Agreement to the contrary but subject to the rights of the Buyer Indemnified Parties to recover under ARTICLE X and under the R&W Insurance Policy, the remedies provided in this ARTICLE IX shall be the exclusive monetary remedies of the Parties and their heirs, successors and assigns after the Closing with respect to a breach of, or inaccuracy in, any of the representations or warranties set forth in this Agreement, except for (i) actions for specific performance, injunctive relief or other equitable relief, and (ii) claims for intentional fraud, in any which case the Parties shall have all rights and remedies available under any Law and available under this Agreement without regard to Stockholder Payment Cap.

(g)    For purposes of this ARTICLE IX, a party making a claim for indemnity under Section 9.2 is referred to as an “Indemnified Party” and the party against whom such claim is asserted is referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 9.2 shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the nature of each individual item of Loss included in such claim, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.1 has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, the Indemnifying Party, with counsel of its choosing that is reasonably acceptable to the Indemnified Party, shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above. The legal fees and expenses of counsel chosen by the Indemnifying Party, and other related costs, associated with the foregoing defense and other actions with respect to such a claim shall constitute Losses of the Indemnified Party to be indemnified against by the Indemnifying Party subject to the limitations of this ARTICLE IX. Upon the request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is reimbursed by the Indemnifying Party for any reasonable out-of-pocket costs and expenses thereby incurred, (i) take such action as the Indemnifying Party may reasonably request in connection with such action, (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.
9.4    Purchase Price Adjustment. All amounts paid under this ARTICLE IX shall, to the extent permitted by Law, be treated as an adjustment to the consideration being paid for the Shares.
ARTICLE X
TAX MATTERS
10.1    Taxes and Tax Refunds for Pre-Closing Tax Periods.

(a)    The Stockholders jointly and severally shall be liable for and shall indemnify, defend and hold harmless each of the Buyer Indemnified Parties against any and all Losses incurred or suffered by any Buyer Indemnified Parties directly or indirectly as a result of, with respect to, or in connection with any Income Tax for any Pre-Closing Tax Period for which the Company or any Subsidiary is liable (“Pre-Closing Taxes”).
(b)    The Stockholders shall be entitled to receive any refund of Taxes (including refunds paid by credit against Taxes of Buyer, the Company or any of its Subsidiaries) attributable to any Pre-Closing Tax Period and any overpayment of estimated Pre-Closing Taxes by the Company or any of its Subsidiaries, plus any interest on any such refund or credits received from the applicable Taxing authority. At the expense of the Stockholders, Buyer shall, and shall cause the Company and its Subsidiaries to, cooperate with Stockholders’ Representative in obtaining any refunds or credits which the Stockholders are entitled to receive under this Section 10.1. Such cooperation shall include (i) informing Stockholders’ Representative if and the extent that Buyer, the Company or any Subsidiary of the Company becomes aware of the possible availability of any such refund or credit, (ii) filing claims or amended Tax Returns at the request of Stockholders’ Representative to obtain any such refund or credit and (iii) paying the amount of such credit or refund by wire transfer within five (5) Business Days after the receipt thereof to Stockholders’ Representative for distribution to the Stockholders.
(c)    If and to the extent it is determined at any time that any Federal Income Tax deduction that is intended to be taken by and for the benefit of the Company or any of its Subsidiaries in the Pre-Closing Tax Period ending on the Closing Date cannot be deducted (as a result of or in connection with the settlement of an audit or other similar proceeding by a Governmental Entity) in such Pre-Closing Tax Period and must be deducted in a subsequent Tax period, Buyer or such Affiliate shall take such applicable Federal Income Tax deductions, in each case as and when permitted under applicable Federal Income Tax Law, and shall pay the amount of any Federal Income Tax savings realized by Buyer or such Affiliate as a result of such applicable Federal Income Tax deductions to Stockholders’ Representative for distribution to the Stockholders in accordance with each Stockholder’s Equity Ownership Percentage. For the purposes of this Section 10.1(c), Federal Income Tax savings will be deemed realized from the Federal Income Tax deductions referred to herein (x) upon the filing of an annual Federal Income Tax Return (including a short period Federal Income Tax Return) that shows a reduced Federal Income Tax liability as a result of such Federal Income Tax deductions or (y) upon receipt of a Federal Income Tax refund payable as a result of such Federal Income Tax deductions. The calculation of the Federal Income Tax savings realized from the Federal Income Tax deductions referred to in this Section 10.1(c) for a taxable period or portion thereof ending after the Closing Date shall be based on a “with and without” calculation (i.e., the payment of the Federal Income Tax savings will only be made if the Federal Income Tax deductions generated a reduced Federal Income Tax liability or Federal Income Tax refund, assuming that it was the last deduction taken into consideration for the applicable taxable period). For each year with respect to which any Federal Income Tax deductions referred to in this Section 10.1(c) remain outstanding, Buyer will deliver to Stockholders’ Representative no later than five (5) days after the filing of the applicable Federal Income Tax Returns for the prior taxable period, a statement in reasonable detail, together with any applicable supporting materials, of the then outstanding Federal Income Tax deductions and such “with and without” calculation for such prior taxable period. Without Stockholders’ Representative’s prior written consent, Buyer shall not make, nor permit the Company or any of its Subsidiaries to make, any carryback of any net operating losses or credits to a Pre-Closing Tax Period or make any other Federal Income Tax elections that would reduce the amount of any refunds of Federal Income Taxes or credits against Federal Income Taxes for the benefit of the Stockholders as provided in this Section 10.1.
(d)    Buyer shall be responsible for and shall pay any Taxes attributable to the operations of the Company or any of its Subsidiaries attributable to that portion of any Straddle Period beginning after the Closing Date as well as for any Taxes attributable to the operations of the Company or any of its Subsidiaries for any Tax period beginning after the Closing Date. Buyer shall be entitled to any refund of Taxes attributable to any Straddle Period to the extent such refund is attributable to the portion of such Straddle Period beginning after the Closing Date.
(e)    The provisions of this ARTICLE X are in addition to any other indemnification provisions in this Agreement related to Tax matters, and not subject to any limitations except as provided in this ARTICLE X.
10.2    Allocation of Straddle Period Taxes. For purposes of this ARTICLE X, in order to apportion appropriately any Taxes relating to the portion of the Straddle Period ending on the Closing Date, the Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Company and all of its Subsidiaries for all Tax purposes. In any case where applicable Law does not permit the Company or any of its Subsidiaries to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of Taxes that are imposed on a periodic basis (for example, property taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date (such as taxes that are either based on or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property).

10.3    Tax Returns.
(a)    Stockholders’ Representative shall prepare or cause to be prepared as soon as reasonably practicable following the Closing Date all work papers used or expected to be used in the preparation of any Income Tax Return for any tax year ending on or prior to the Closing Date or any Straddle Period (each a “Seller Tax Period”) and shall deliver or cause to be delivered to Buyer such work papers materially complete no later than January 31, 2016 or, if later, the date that is sixty (60) days after the Closing Date. At least 45 days prior to the due date (as determined after taking into account all extensions properly obtained) for any Income Tax Return required to be filed by or with respect to the Company or any Subsidiary for any Seller Tax Period (other than any U.S. Federal Income Tax Return for a Seller Tax Period) or, in the case of any U.S. Federal Income Tax Return for a Seller Tax Period, no later than the 180th day following the Closing Date, Stockholders’ Representative, at the expense of the Stockholder Representative’s expense, shall prepare or cause to be prepared each such Income Tax Return and shall deliver or cause to be delivered each such Income Tax Return to Buyer for Buyer’s review and approval, provided that such review and approval shall be limited to each election or other item on such Income Tax Return, together with any calculation or other support for such election other item, that (i) is material to the determination of Income Tax due in respect of such Income Tax Return or in future periods and (ii) either (A) is inconsistent with the manner in which such Income Tax Return was previously filed by the Company and/or any Subsidiary (other than any such inconsistent election that is made to effect the Company’s right to claim deductions in accordance with the last sentence of Section 2.3) or (B) has been calculated or made in a manner outside the legally permissible range or methodology applicable to such item or election. For example, the Company’s prior methodology for calculating NUBIL, which has been determined by the Company’s current tax preparer to be a reasonable methodology, would not be subject to an approval right. Upon Buyer’s approval (which approval shall not be unreasonably withheld) of all items on an Income Tax Return for which Buyer has approval rights pursuant to this Section 10.3(a), the resolution of such Income Tax Return in accordance with Section 10.3(d) and/or the determination by the parties that no such approval rights are applicable, Buyer shall file or cause to be filed such Income Tax Return.
(b)    Buyer shall prepare and file or cause to be prepared and filed when due (taking into account all extensions properly obtained or, if already delinquent, as soon as practicable) all Tax Returns (other than any Income Tax Returns subject to Section 10.3(a)), in each case that are required to be filed by or with respect to the Company or any of its Subsidiaries; provided that any Tax Return for a Seller Tax Period shall be submitted to Stockholders’ Representative at least 30 days prior to filing for Stockholders’ Representative’s review and comment, which comments shall be discussed by Buyer with Stockholders’ Representative to determine in good faith whether such Tax Return should reflect Stockholders’ Representative’s comments.

(c)     No later than three days prior to the filing of any Income Tax Return prepared in accordance with this Section 10.3, Stockholders’ Representative shall pay to Buyer the amount of Pre-Closing Taxes shown to be due in respect of such Income Tax Return prepared and filed pursuant to this Section 10.3. Any Taxes other than Income Taxes that are Pre-Closing Taxes which are shown to be due in respect of any Tax Return prepared and filed pursuant to this Section 10.3 shall be paid as provided in Section 10.1(d).
(d)    If Buyer and Stockholder Representative cannot agree upon the proper preparation and/or filing of an Income Tax Return subject to Section 10.3(a), the parties, at least 30 days prior to the date on which such Income Tax Return is due (as determined after taking into account all extensions properly obtained) shall submit such Income Tax Return to the Accounting Arbitrator for resolution with instructions to complete such resolution at least five business days prior to the due date (as determined after taking into account all extensions properly obtained) for such Income Tax Return, which resolution shall be final and binding upon all parties to this Agreement. If the Accounting Arbitrator cannot provide a resolution of such Income Tax Return at least five business days prior to the due date (as determined after taking into account all extensions properly obtained) for such Income Tax Return, then such Income Tax Return (as prepared in accordance with the instructions of Stockholders’ Representative with respect to any items submitted to the Accounting Arbitrator for resolution) shall be deemed resolved for purposes of the last sentence of Section 10.3(a). If, after the filing of an Income Tax Return deemed resolved in accordance with the preceding sentence, the Accounting Arbitrator delivers a resolution of such Income Tax Return (which resolution shall be final and binding upon all parties to this Agreement) and such resolution disagrees with the Income Tax Return as filed and Buyer, in its sole discretion, determines to file an amended Income Tax Return with respect to such Income Tax Return, the parties as soon as practicable after the Accounting Arbitrator’s resolution of such Income Tax Return shall prepare and file such amended Income Tax Return in accordance with the Accounting Arbitrator’s resolution and this Section 10.3. Such amended Income Tax Return shall be subject to Section 10.3 (including, but not limited to, the resolution provisions of this Section 10.3(d)) in the same manner as the original Income Tax Return. The parties shall bear equally the cost of any services provided by the Accounting Arbitrator in accordance with this Section 10.3(d).
10.4    Tax Contests.
(a)    If Buyer, the Stockholders, Stockholders’ Representative or any of their Affiliates receives notice from any Governmental Entity of any proposed or actual audit, examination, adjustment, claim, assessment or demand concerning the amount of Taxes of the Company or any or its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period, such Party shall inform the other Parties thereof within ten (10) Business Days after receipt of such notice. No failure or delay in providing such notice shall reduce or otherwise affect the obligations or liabilities of any Party hereto, except to the extent such failure or delay adversely affects the recipient Party’s ability to defend against any liability or claim with respect to such Taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable Governmental Entity with respect to such matter.
(b)    Stockholders’ Representative shall have the sole right to control, at Stockholders’ Representative’s expense, the contest of any audit, dispute or administrative, judicial or other proceeding relating to the Taxes of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date, and Buyer may, at its expense, participate in such contest. Buyer shall have the sole right to control, at its expense, the contest of any audit, dispute or administrative, judicial or other proceeding relating to the Taxes of the Company or any of its Subsidiaries for any Straddle Period or for any period commencing after the Closing Date, and Stockholders’ Representative may, at Stockholders’ Representative’s expense, participate in such contest. No audit, dispute or administrative, judicial or other proceeding may be settled (i) in the case of any such contest relating to a Pre-Closing Tax Period by Stockholders’ Representative without Buyer’s prior written consent if such settlement would have an adverse impact on Buyer or any of its Affiliates, or (ii) in the case of any such contest relating to a Straddle Period, by Buyer without Stockholders’ Representative’s prior written consent if such settlement would have an adverse impact on the Stockholders; provided, however, that no such consent by Stockholders’ Representative or Buyer shall be unreasonably withheld or delayed.
10.5    Assistance and Cooperation. The Stockholders, Stockholders’ Representative and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, for the filing of Tax refund claims or amended Tax Returns and for the prosecution or defense of any Tax claim (including, but not limited to, reasonable access to and consultation with for purposes of Section 10.3 any employee, outside accounting firm or other consultant that prepared or assisted in the preparation of any Tax Return or amended Tax Return). Buyer shall, and shall cause the Company and its Subsidiaries to, preserve and keep all books and records with respect to Taxes and Tax Returns of the Company and its Subsidiaries until the expiration of the applicable statute of limitations. Any information obtained under this Section 10.5 shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of the Party in possession of such information.
10.6    Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees payable in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by Law, the Stockholders shall join in the execution of any such Tax Returns and documentation.
10.7    Treatment of Payments. All amounts paid under this ARTICLE X shall, to the extent permitted by Law, be treated for all purposes as an adjustment to the consideration being paid for the Shares.

ARTICLE XI
DEFINITIONS; CONSTRUCTION
11.1    Definitions. For the purposes of this Agreement:
“2015 Company Balance Sheet” is defined in Section 4.7.
“Accounting Arbitrator” means Grant Thornton LLP.
“Acquisition” is defined in the Recitals.
“Acquisition Date” means February 29, 2012.
“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For the purpose of this definition, the term “control” of a Person means the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control” have correlative meanings.
“Agreement” is defined in the Preamble.
“Alternative Financing” is defined in Section 6.5(b).
“Balance Sheet Date” is defined in Section 4.9.
“Bonus Designation” is defined in Section 2.1(c).

“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.
“Buyer” is defined in the Preamble.
“Buyer Entities” is defined in Section 13.14.

“Buyer Indemnified Parties” is defined in Section 9.2(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Certificates” means, collectively, the certificates evidencing all the Shares.
“Closing” is defined in Section 1.2.
“Closing Date” is defined in Section 1.2.
“Closing Cash” means the sum of (i) consolidated cash and cash equivalents of the Company as of the close of business on the Closing Date (without giving effect to any increases or decreases in cash and cash equivalents in connection with the Closing), reconciled on a GAAP basis for all outstanding deposits, checks or other increases and decreases to cash and cash equivalents, plus (ii) all amounts paid by the Company or any of its Subsidiaries as of the Closing in respect of fees and costs associated with the preparation and review of the Required Financials, less (but only if such sale is completed prior to the Closing) (iii) the proceeds (net of sales commissions and relocation costs) from the sale of a modular unit (MR-127) to CMSC, LLC, d.b.a. Great Falls Clinic Medical Center.
“Closing Net Working Capital” means (i) the sum of the accounts receivable, inventory, prepaid expenses (excluding Seller Insurance Expenses) and other current assets minus (ii) the sum of the accounts payable (excluding Seller Insurance Expenses and accounts payable resulting from fees and costs associated with the preparation and review of the Required Financials), deferred revenue and other current liabilities, in each case of the Company and its Subsidiaries as of the Closing Date, all as determined on a consolidated basis in accordance with GAAP in the manner applied by the Company in preparing the Company Financial Statements. For the avoidance of doubt, the following items shall be excluded from the calculation of Closing Net Working Capital (a) cash and cash equivalents, (b) all Income Tax assets and liabilities, whether current, deferred or otherwise, and (c) Debt.
“Closing Statement” is defined in Section 2.2(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, change-of-control payments, termination pay, performance awards, stock option, share appreciation right or other stock-related awards, fringe benefits, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.
“Company Financial Statements” is defined in Section 4.7.
“Company Intellectual Property” means any and all Intellectual Property that is (i) used by the Company or its Subsidiaries in their businesses as currently conducted or proposed to be conducted or (ii) incorporated in, forming any part of or used to provide any of the Company or its Subsidiaries’ services, including all Company Software.
“Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) events, changes, developments or circumstances relating to the industries or the markets in which the Company and its Subsidiaries operate, including changes resulting from weather or natural conditions, or changes in Law or the interpretation or enforcement thereof, (ii) events, changes, developments, conditions or circumstances that effect the United States economy generally, (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (iv) changes in Law or GAAP, (v) any action or omission of the Company or any of its Subsidiaries prior to the Closing Date contemplated by this Agreement or taken with the prior written consent of Buyer, as long as, in the case of the foregoing clauses (i) through (v), such change, circumstance, event or effect has not had, or would not reasonably be expected to have, a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company and its Subsidiaries operate.
“Company Material Contract” is defined in Section 4.13(b).
“Company Software” means any and all Software that is (i) used or currently being developed for use by the Company or its Subsidiaries in the operation of their respective businesses as currently conducted or proposed to be conducted, in each case, without giving effect to the consummation of the transactions contemplated by this Agreement; or (ii) incorporated in, forming any part of or used to provide any of the Company or its Subsidiaries’ services.
“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge of any of William Vogel, Jeff Cammerrer, Mike Debeauvernet or Theresa W. Stewart, after due inquiry.
“Confidentiality Agreement” is defined in Section 6.2.
“Consents” means approvals, consents (including negative consents), waivers, filings, authorizations, licenses, permits, notices, reports or similar items.
“Constitutional Documents” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company or operating agreement or similar document.
“Contract” means any written or oral agreement, contract, mortgage, indenture, lease (including Personal Property Leases), license, instrument, document, obligation or commitment that is legally binding, including all amendments, modifications and supplements thereto; provided, however, that the term Contract does not include purchase orders entered into in the ordinary course of business.
“Covered Persons” is defined in Section 6.4.
“Data Room” means the electronic data room established by the Company in connection with the transactions contemplated by this Agreement.
“Debt” means, without duplication, (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or other similar security, (iii) all obligations under leases to which the Company or any of its Subsidiaries are a party and which are required to be recorded as capitalized leases under GAAP other than leases relating to the PET CT and MRI units, and (iv) any indebtedness or obligations referred to in the foregoing clauses (i), (ii) and (iii) of any Person which is either guaranteed by, or secured by a Lien upon any property or asset owned by, the Company or any of its Subsidiaries.
“Debt Financing” is defined in Section 5.6.
“Debt Financing Sources” shall mean the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing

(other than Buyer and its Affiliates) in connection with the transactions, including the parties to the Financing Commitments and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and their respective Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.
“Disclosure Letter” is defined in the preamble to ARTICLE III.
“Employee” means any current, former, or retired employee of the Company or any of its Subsidiaries.
“Environmental Law” means any and all Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time, including without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Equity Interest” means, with respect to any Person, any outstanding shares of Equity Securities, subscriptions, options, calls, warrants or other rights to acquire Equity Securities, whether or not currently exercisable.
“Equity Ownership Percentage” means, for each Stockholder, an amount equal to the quotient of (i) the number of Shares held by such Stockholder immediately prior to the Closing, divided by (ii) the number of Shares outstanding (excluding treasury shares) immediately prior to the Closing; provided, that the total of all such percentages shall equal 100%.
“Equity Securities” means, with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” is defined in Section 4.20(c).
“Estimated Closing Cash” is defined in Section 2.2(a).
“Estimated Closing Net Working Capital” is defined in Section 2.2(a).
“Existing Surveys” is defined in Section 4.11(k).
“Existing Title Documents” is defined in Section 4.11(k).
“Expiration Date” is defined in Section 9.1(a).
“Federal Healthcare Program” is defined in Section 4.15(b).
“Financing Commitments” is defined in Section 5.6.
“Firm” is defined in Section 13.13.
“Fundamental Representations” is defined in Section 9.1(a).
“GAAP” means generally accepted accounting principles effective in the United States as in effect on the date of this Agreement.
“General Representations” is defined in Section 9.1(a).
“Governmental Entity” means any court, administrative agency, department, commission, board, bureau, or other federal, state, county, local or foreign governmental entity, instrumentality, agency or commission.
“Hazardous Material” means those materials, substances, biogenic materials, contaminants, pollutants or wastes (solid, liquid and medical) that are regulated by, or form the basis of liability under, any Environmental Law, including without limitation polychlorinated biphenyls, pollutants, solid wastes, explosive, pesticides, mold, metals (whether naturally occurring) radioactive, or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101, and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

“Health Care Law” means an applicable Law regarding the following, in each case to the extent applicable to the Company or any of its Subsidiaries: treatment of and services for patients; billing and reimbursement for such treatment and services; and patient confidentiality, including the laws listed in Section 4.15(e).
“Income Taxes” means all income, franchise or other Taxes measured directly or indirectly by gross or net income or that directly or indirectly uses gross or net income as one or more alternative bases for determining the amount of Tax due.
“Indemnification Obligations” is defined in Section 6.4(b).
“Indemnified Party” is defined in Section 9.3(g).
“Indemnifying Party” is defined in Section 9.3(g).
“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“IRS” means the Internal Revenue Service.
“Judgment” means, with respect to any Person, any order, injunction, judgment, stipulation, award, decision, decree, verdict, ruling or other similar requirement enacted, adopted, entered, issued, made, rendered, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person.
“Law” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, order, judgment, treaty, decree or administrative or judicial decision.
“Leased Real Property” is defined in Section 4.11(a).

“Legal Action” means any action, claim, suit, proceeding, lawsuit, arbitration, notice of violation, litigation, citation or known investigation, in each case of any nature, civil, criminal, administrative, regulatory or otherwise, in Law or in equity, by or before any court, tribunal, arbitrator or other Governmental Entity.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever, and, with respect to the Owned Real Property, any encroachment whatsoever.
“Losses” shall mean, without duplication for purposes of recovery, losses, liabilities, damages, interest, penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense; provided, however, that “Losses” shall not include any special or punitive damages awarded with respect to any claim or any indirect, consequential or incidental losses or damages related to any claim, including any diminution in value, any lost profits or opportunities and any losses or damages based on any multiple of actual, direct losses or damages.
“Material Customer” is defined in Section 4.26.
“Material Supplier” is defined in Section 4.26.
“Net Initial Purchase Price” means an amount equal to (i) Thirty-Six Million Dollars ($36,000,000), minus (ii) any Transaction Expenses to be paid by the Company at or following the Closing, minus (iii) the aggregate amount of Debt as of the Closing Date, plus (iv) the amount of Estimated Closing Cash, and minus, if applicable, (v) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Closing Net Working Capital or plus, if applicable, (vi) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Closing Net Working Capital.
“Olshan” means Olshan Frome Wolosky LLP, counsel to Buyer.
“Other Indemnitors” is defined in Section 6.4(d).
“Outside Date” is defined in Section 8.1(b).
“Owned Real Property” is defined in Section 4.11(a).
“Participation Plan” means the Project Rendezvous Holding Corporation 2014 Participation Plan.

“Parties” means Buyer, the Company and the Stockholders, and “Party” means any of the Parties.

“Payoff Letters” is defined in Section 7.2(k).
“Permits” means all licenses, permits, certificates, variances, exemptions, franchises and other approvals or authorizations issued, granted, given, required or otherwise made available by any Governmental Entity.
“Permitted Liens” means Liens for (i) Taxes, if such Taxes are not yet due and payable or the Person is contesting them in good faith and has established adequate reserves for them; and (ii) unrecorded workmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business in respect of obligations which are not overdue, (iii) minor title defects, minor encroachments and recorded easements which do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company and its Subsidiaries, (iv) pledges or deposits made in the ordinary course of business consistent with past practice in connection with worker’s compensation, unemployment insurance or other programs required by applicable Law, and (v) any Lien against or affecting leased property which is not a violation of the lease for such property and is not a result of actions of the Company or any of its Subsidiaries.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Personal Property Lease” is defined in Section 4.13(a)(iv).
“Phantom Plan Amount” means an amount equal to (i) the aggregate initial, non-contingent amount to be paid to the recipients under the Participation Plan, plus (ii) the aggregate employer portion of payroll and employment Taxes directly related thereto.
“Post-Closing Adjustment” is defined in Section 2.2(e).
“Pre-Closing Taxes” is defined in Section 10.1(a).
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) the portion of any Straddle Period ending on the Closing Date.
“R&W Insurance Policy” means that certain representation and warranty insurance policy to be issued by Lloyd’s Syndicates 623 and 2623 with respect to the representations and warranties of the Stockholders under this Agreement, purchased by Buyer in connection with the execution and delivery of this Agreement and consistent with the terms set forth on Exhibit A hereto.
“Real Property” is defined in Section 4.11(a).

“Real Property Lease” and “Real Property Leases” are defined in Section 4.11(a).
“Registered Intellectual Property” means all patents, registered copyrights, registered trademarks and servicemarks, and Internet domain name registrations, and all applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“Release” has the meaning set forth in Section 101(22) of CERCLA.
“Required Financials” means the audited and unaudited (as applicable) historical financial statements of the Company and its Subsidiaries and the unaudited consolidated pro forma financial statements of Company and its Subsidiaries (and such auditors reports with respect thereto) required to be disclosed and filed by Buyer following Closing pursuant to applicable legal requirements, including Current Report on Form 8-K (or any successor form) and the applicable sections of Regulation S-X.
“SEC” means Securities and Exchange Commission.
“Seller Insurance Expenses” is defined in Section 6.4(b).
“Seller Tax Period” is defined in Section 10.3(a).
“Shares” is defined in the Recitals.
“Software” means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, functional and technical specifications, relating to any of the foregoing.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Stockholders” is defined in the Preamble.
“Stockholder Indemnified Parties” is defined in Section 9.2(b).
“Stockholder Parties” is defined in Section 13.14.
“Stockholder Payment Cap” is defined in Section 9.3(a).

“Stockholders’ Representative” is defined in the Preamble.
“Subsidiary” of any Person means (i) a corporation of which such Person owns or controls such number of the voting securities which is sufficient to elect at least a majority of its Board of Directors or (ii) a partnership or limited liability company of which such Person (either alone or through or together with any other Subsidiary) is the general partner or managing entity.
“Target Closing Net Working Capital” means $128,000.
“Tax” means any federal, state, foreign, local income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium or property tax and any other similar governmental fee, assessment or charge constituting a tax, together with all interest, penalties, additions to tax and additional amounts with respect thereto.
“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.
“Transaction Documents” means this Agreement.
“Transaction Expenses” means all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses except as specifically set forth below) incurred by the Company (on behalf of the Company or the Stockholders) in connection with the transactions contemplated by this Agreement, including the Phantom Plan Amount and the Seller Insurance Expenses but excluding (i) all fees and costs associated with the preparation and review of the Required Financials and (ii) all severance and related costs resulting from the termination of any officer or employee of the Company or any of its Subsidiaries (other than those officers and directors listed on Section 7.2(m) of the Disclosure Letter) at any time after the Closing.
11.2    Construction.
(a)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(b)    The words “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(c)    Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” are intended to refer to the Articles and Sections of this Agreement, and to the Exhibits and Schedules to this Agreement, including the Disclosure Letter, as the context may require. All such Exhibits and Schedules, including the Disclosure Letter, shall be deemed a part of, and are hereby incorporated by reference into, this Agreement.
(d)    As used in this Agreement, a document shall be deemed to have been “made available” to Buyer if, prior to the date of this Agreement and through the date of this Agreement, such document has been made available for viewing by Buyer in the Data Room.
(e)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE XII
GENERAL PROVISIONS
12.1    Stockholders’ Representative.
(a)    Each Stockholder hereby designates Stockholders’ Representative as attorney-in-fact and agent to act on behalf of such Stockholder in any amendment of or litigation or dispute involving this Agreement or any other Transaction Documents and to do or refrain from doing all such further acts and things, and to execute all such documents, as Stockholders’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:
(i)    to take all action necessary or desirable to consummate the transactions contemplated by this Agreement;
(ii)    to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Stockholder shall execute and deliver any such documents which Stockholders’ Representative agrees to execute);
(iii)    to determine any adjustment to the Net Initial Purchase Price as provided in Section 2.2;
(iv)    to enforce and protect the rights and interest of such Stockholder arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification pursuant to Article IX or Article X);
(v)    to enforce payment of amounts due to such Stockholder under this Agreement on behalf of such Stockholder, in the name of Stockholders’ Representative or, if Stockholders’ Representative so elects, in the name of such Stockholder;
(vi)    to refrain from enforcing any right of such Stockholder arising out of or under or in any manner relating to this Agreement;
(vii)    to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement;
(viii)    to receive any funds on the Stockholders’ behalf and direct the making of payments under this Agreement equitably among the Stockholders in accordance with each Stockholder’s Equity Ownership Percentage; and
(ix)    to take all actions which under this Agreement may be taken by the Stockholders and to do or refrain from doing any further act or deed on behalf of the Stockholders which Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholder could do if personally present.
(b)    Stockholders’ Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. Stockholders’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).
(c)    Each Stockholder, severally but not jointly, shall indemnify Stockholders’ Representative for, and to hold Stockholders’ Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of Stockholders’ Representative, arising out of or in connection with Stockholders’ Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending Stockholders’ Representative against any claim of liability with respect thereto. Stockholders’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(d)    Buyer shall have the right to rely upon all actions taken or omitted to be taken by Stockholders’ Representative pursuant to this Agreement, all of which actions and omissions shall be legally binding upon each Stockholder.
12.2    Further Assurances.
(a)    Following the execution of this Agreement, and following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
(b)    The Stockholders shall use commercially reasonable efforts to assist and cooperate with, and shall cause their respective officers, directors, employees, accountants, advisors and representatives to use their commercially reasonable efforts in assisting and cooperating with, Buyer in preparing the Required Financials for filing with the SEC and any related amendments or revisions thereto. Such assistance shall include cooperation in furnishing such representations and documentation as may be reasonably requested by auditors of the Required Financials, provided that none of the Stockholders shall make any such representations. Prior to Closing, the Stockholders shall deliver to Buyer copies of all supporting materials under their control related to the Required Financials.
ARTICLE XIII
GENERAL PROVISIONS
13.1    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own transaction expenses in connection with this Agreement and the transactions contemplated hereby.
13.2    Public Announcements. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of Buyer and Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any stock exchange or applicable Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to provide the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party. The Parties may make additional announcements that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the substance of this Agreement without consent.

13.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if properly addressed as provided below as follows: (a) when delivered by hand (with written confirmation of receipt); (b) one day after being sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid:
(a)    If to Buyer (or to the Company after the Closing), to:

DIGIRAD Corporation
1048 Industrial Court
Suwanee, GA 30024
Attention: Jeffry R. Keyes
Facsimile: (858) 726-1700
E-mail: jeffry.keyes@digirad.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street,
New York, NY 10022
Attention: Adam Finerman, Esq.
Facsimile: (212) 451-2222
E-mail: AFinerman@olshanlaw.com

(b)    if to the Stockholders or Stockholders’ Representative (or to the Company prior to the Closing), to:

c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: Eva Kalawski
Facsimile: (310) 712-1863
E-mail: ekalawski@platinumequity.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA 92626
Attention: Timothy R. Rupp
Facsimile: (714) 830-0769
E-mail: timothy.rupp@morganlewis.com

13.4    Entire Agreement. This Agreement, the Exhibits and the Schedules hereto, including the Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
13.5    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
13.6    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
13.7    Successors and Assigns; Assignment; Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns (if any). Except as otherwise specifically provided herein, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement, except that (x) the indemnification provisions of this Agreement are intended to benefit the Indemnified Parties, (y) the provisions of Section 6.4 are intended to benefit the Covered Persons, and (z) the provisions of this Section 13.7, Section 13.8, Section 13.9, Section 13.10 and Section 13.15 (in each case as they relate to the Debt Financing Sources) are intended to be for the benefit of the Debt Financing Sources and, in each case, all such intended third-party beneficiaries shall be entitled to enforce such provisions of this Agreement.
13.8    Amendment; Waiver. This Agreement may be amended by the Parties only by execution of an instrument in writing signed by Buyer and Stockholders’ Representative. At any time prior to the Closing, any Party hereto may (x) extend the time for the performance of any of the obligations of the other Parties, (y) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (z) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement by any Party to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such Party. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Notwithstanding anything to the contrary contained herein, any amendments, waivers or modifications to Section 13.7, this Section 13.8, Section 13.9, Section 13.10 or Section 13.15 in a manner that is adverse to any Debt Financing Source shall require the prior written consent of the adversely affected Debt Financing Source before any such amendment, modification or waiver may become effective.
13.9    Governing Law; Venue.
(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to conflicts of law or choice of law provisions thereof.
(b)    Unless otherwise explicitly provided in this Agreement, any Legal Action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such Legal Action, (ii) agrees that each such court shall be deemed to be a convenient forum and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such Legal Action commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such

Legal Action has been brought in an inconvenient forum, that the venue of such Legal Action is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)    Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees (i) that any action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court.
13.10    Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LITIGATION, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT INVOLVES THE DEBT FINANCING SOURCES). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.
13.11    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
13.12    Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart, it being understood and agreed that the failure to deliver any such original counterpart upon request shall not affect the binding nature of the signature page delivered by facsimile or electronic image transmission.
13.13    Waiver of Privilege. Buyer, the Stockholders and the Company hereby acknowledge and agree that, as to all communications between Morgan, Lewis & Bockius LLP (the “Firm”), on the one hand, and the Stockholders, Stockholders’ Representative and the Company (prior to the Closing), on the other hand, that relate to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders and shall not pass to or be claimed by Buyer or the Company in the event of a legal dispute with any Stockholder or Stockholders’ Representative.
13.14    Conflict Waiver. Each Party hereby acknowledges and agrees that (a) at the Closing, the attorney-client relationship between the Firm and the Company shall terminate, and (b) the Firm in the future may represent any Stockholder or Stockholders’ Representative (and any of their respective heirs, executors, administrators, Affiliates, successors and assigns) (individually, a “Stockholder Party” and collectively, the “Stockholder Parties”) in any matter, including any dispute, negotiation, controversy, arbitration or litigation which may arise between any Stockholder Party on the one hand, and Buyer or the Company (and any of their respective Affiliates, successors and assigns) (collectively, the “Buyer Entities”), on the other hand, with respect to this Agreement or the transactions contemplated hereby, even if such matters are directly adverse to the Company and each of the other Buyer Entities, and each of the Company and the other Buyer Entities hereby consents to such representation. The Firm will not be required to notify the Company or any other Buyer Entity of any such representation as it arises. In connection with any such representation by the Firm of any one or more of the Stockholder Parties in any matter with respect to this Agreement or the transactions contemplated hereby in which the Buyer Entities are adverse, the Company and each other Buyer Entity hereby waives any duty of confidentiality or attorney-client privilege which may have arisen as a result of the Firm’s representation of the Company, the Stockholders and Stockholders’ Representative. The Company and each other Buyer Entity understands that it is being asked now to waive future conflicts as described above without knowledge as to the specifics of those conflicts because the waiver pertains to future facts and events. This consent and waiver is intended to be for the benefit of the Firm and effective in all jurisdictions in which the Firm practices, and to extend to any rights conferred on the Company or any other Buyer Entity by the professional rules of conduct of any such jurisdiction and any other statute, rule, decision or common law principle relating to conflicts of interest that may otherwise be applicable.
13.15    Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Affiliates that no Debt Financing Source shall have any liability to the Company or any of the Stockholders or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein pursuant to this Agreement or the Debt Commitment Letter. This Section 13.15 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Parties.
[The remainder of this page has been intentionally left blank. Signature page follows.]

In Witness Whereof, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.

BUYER:

DIGIRAD CORPORATION

By:	/s/ JEFFRY R. KEYES
Name:	Jeffry R. Keyes
Title:	Chief Financial Officer

THE COMPANY:

PROJECT RENDEZVOUS HOLDING CORPORATION

By:	/s/ EVA M. KALAWSKI
Name:	Eva M. Kalawski
Title:	Vice President and Secretary

THE STOCKHOLDERS:

PLATINUM EQUITY CAPITAL PARTNERS III, L.P.
By: Platinum Equity Partners III, LLC,
its General Partner
By: Platinum Equity Investment Holdings III, LLC,
its senior managing member

By: /s/ EVA M. KALAWSKI
Eva M. Kalawski
Vice President and Secretary

PLATINUM EQUITY CAPITAL PARTNERS-A III, L.P.
By: Platinum Equity Partners III, LLC,
its General Partner
By: Platinum Equity Investment Holdings III, LLC,
its senior managing member

By: /s/ EVA M. KALAWSKI
Eva M. Kalawski
Vice President and Secretary

PLATINUM EQUITY CAPITAL PARTNERS-B III, L.P.
By: Platinum Equity Partners III, LLC,
its General Partner
By: Platinum Equity Investment Holdings III, LLC,
its senior managing member

By: /s/ EVA M. KALAWSKI
Eva M. Kalawski
Vice President and Secretary

PLATINUM EQUITY CAPITAL PARTNERS-C III, L.P.
By: Platinum Equity Partners III, LLC,
its General Partner
By: Platinum Equity Investment Holdings III, LLC,
its senior managing member

By: /s/ EVA M. KALAWSKI
Eva M. Kalawski
Vice President and Secretary

PLATINUM RENDEZVOUS PRINCIPALS, LLC

By: Platinum Equity Investment Holdings III, LLC,
its senior managing member

By: /s/ EVA M. KALAWSKI
Eva M. Kalawski
Vice President and Secretary

STOCKHOLDERS’ REPRESENTATIVE:

PLATINUM EQUITY ADVISORS, LLC

By: /s/ EVA M. KALAWSKI
Eva M. Kalawski
Executive Vice President,
General Counsel and Secretary